Filed Pursuant to Rule 424(b)(3)
Registration No. 333-65102
PROSPECTUS SUPPLEMENT
(To Prospectus Dated April 22, 2003)

$750,000,000

Cox Communications, Inc.

$250,000,000 3 7/8% Notes Due 2008

$500,000,000 5 1/2% Notes Due 2015

     The 2008 notes will mature on October 1, 2008 and will bear interest at the rate of 3 7/8% per year. Interest on the 2008 notes will be payable on April 1 and October 1 of each year, beginning on April 1, 2004. The 2015 notes will mature on October 1, 2015 and will bear interest at the rate of 5 1/2% per year. Interest on the 2015 notes will be payable on April 1 and October 1 of each year, beginning on April 1, 2004.

         Cox may redeem all or a portion of either series of notes at any time prior to maturity at the redemption prices set forth under “Description of the Notes — Optional Redemption.”

         The notes will be unsecured and will rank equally with all of Cox’s other unsecured and unsubordinated indebtedness from time to time outstanding. The notes will not be entitled to the benefit of any sinking fund and will not be listed on any securities exchange. The notes will be issued in registered form only in denominations of $1,000 and integral multiples of $1,000.

			Proceeds,
	Public		before
	Offering	Underwriting	expenses,
	Price(1)	Discount	to Cox

Per 2008 Note	99.534%	.600%	98.934%

Total for 2008 Notes	$248,835,000	$1,500,000	$247,335,000

Per 2015 Note	99.295%	.675%	98.620%

Total for 2015 Notes	$496,475,000	$3,375,000	$493,100,000

(1)	Plus accrued interest on the notes from September 22, 2003, if settlement occurs after that date.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     The notes will be ready for delivery in book-entry form only through The Depository Trust Company on or about September 22, 2003.

Joint Book-Running Managers

Banc of America Securities LLC	Citigroup	JPMorgan

Banc One Capital Markets, Inc.	BNY Capital Markets, Inc.	Morgan Stanley

Dresdner Kleinwort Wasserstein

Fleet Securities, Inc.

Scotia Capital

Société Générale Securities Corporation

SunTrust Robinson Humphrey

Utendahl Capital Partners L.P.

The date of this prospectus supplement is September 15, 2003.

COX COMMUNICATIONS, INC.
RECENT DEVELOPMENTS
USE OF PROCEEDS
RATIO OF EARNINGS TO FIXED CHARGES
CAPITALIZATION
SELECTED CONSOLIDATED FINANCIAL INFORMATION AND OTHER DATA
DESCRIPTION OF THE NOTES
CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS
UNDERWRITING
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INFORMATION INCORPORATED BY REFERENCE
FORWARD-LOOKING STATEMENTS
ABOUT THIS PROSPECTUS SUPPLEMENT

COX COMMUNICATIONS, INC.
COX TRUST I
USE OF PROCEEDS
RATIO OF EARNINGS TO FIXED CHARGES
DESCRIPTION OF CAPITAL STOCK
DESCRIPTION OF DEBT SECURITIES
DESCRIPTION OF JUNIOR SUBORDINATED DEBENTURES
DESCRIPTION OF TRUST PREFERRED SECURITIES
DESCRIPTION OF PREFERRED SECURITIES GUARANTEE
RELATIONSHIP AMONG THE TRUST PREFERRED SECURITIES, THE CORRESPONDING JUNIOR SUBORDINATED DEBENTURES AND THE PREFERRED SECURITIES GUARANTEE
DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS
DESCRIPTION OF RIGHTS TO PURCHASE CLASS A COMMON STOCK, PREFERRED STOCK OR DEBT SECURITIES
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
FORWARD-LOOKING STATEMENTS
WHERE YOU CAN FIND MORE INFORMATION
INFORMATION INCORPORATED BY REFERENCE

      You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. Cox has not, and the underwriters have not, authorized any person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Cox is not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information appearing in this prospectus supplement and the accompanying prospectus is accurate after the date on the front cover of this prospectus supplement or that the information contained in documents that were previously filed by Cox with the Securities and Exchange Commission and that are incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate after the respective dates of filing of the incorporated documents. Cox’s business, financial condition, results of operations and prospects may have changed since those dates.

i

COX COMMUNICATIONS, INC.

      Cox Communications, Inc. is a multi-service broadband communications company serving approximately 6.5 million customers nationwide, including 6.3 million basic video customers. Cox is the nation’s fourth largest cable television provider and offers an array of broadband products and services to both residential and commercial customers in its markets. These services primarily include analog and digital video, high-speed Internet access and local and long-distance telephone.

      Cox’s business strategy is to leverage the capacity and capability of its broadband network to deliver multiple services to consumers and businesses while creating multiple revenue streams for Cox. Cox believes that aggressive investment in the technological capabilities of its broadband network, the long-term advantages of clustering, the competitive value of bundled services and its commitment to customer and community service will enhance its ability to continue to grow its cable operations and offer new services to existing and new customers.

      Cox’s principal executive offices are located at 1400 Lake Hearn Drive, N.E., Atlanta, Georgia 30319. Cox’s telephone number is (404) 843-5000, and its Internet address is http://www.cox.com. The information on Cox’s website is not part of this prospectus.

RECENT DEVELOPMENTS

Discount Debentures Tender Offer

      On August 26, 2003, Cox commenced a tender offer to purchase any and all of its outstanding Exchangeable Subordinated Discount Debentures due 2020 for cash. The tender offer is being made in connection with Cox’s continuing efforts to simplify its balance sheet and to proactively manage its debt maturity profile. The Discount Debentures that were validly tendered and not validly withdrawn before 5:00 p.m., New York City time, on September 9, 2003, will be purchased by Cox at a price of $510 for each $1,000 principal amount at maturity. Discount Debentures validly tendered after 5:00 p.m., New York City time, on September 9, 2003 but before the expiration of the tender offer on September 23, 2003, unless extended by Cox, will be purchased by Cox at a price of $495 for each $1,000 principal amount at maturity. In either case, holders of the Discount Debentures that validly tender their securities will receive accrued and unpaid cash interest to but excluding the settlement date. The settlement date for any Discount Debentures accepted for purchase by Cox will be promptly following the expiration of the tender offer. Nothing in this prospectus supplement should be construed as an offer to purchase any outstanding Discount Debentures, as such offer is only being made upon the terms and is subject to the conditions set forth in the Offer to Purchase dated August 26, 2003.

      Prior to 5:00 p.m., New York City time, on September 9, 2003, $1,775,347,000 aggregate principal amount at maturity of Discount Debentures had been validly tendered in the tender offer. If Cox accepts these tendered securities for payment, the aggregate purchase price it will pay for these securities will be $905.4 million, plus accrued and unpaid cash interest to, but excluding, the tender offer settlement date. Unless otherwise indicated in this prospectus supplement, we have assumed that no additional Discount Debentures will be tendered for purchase. However, if all remaining Discount Debentures are validly tendered prior to the expiration date and accepted for payment by Cox, the aggregate purchase price, exclusive of accrued cash interest, Cox will have to pay in respect of all Discount Debentures tendered will be $936.4 million.

      Cox will recognize cancellation of indebtedness income for United States federal income tax purposes to the extent that the cash paid is less than the adjusted issue price (as defined for United States federal income tax purposes) of the Discount Debentures that are sold to Cox pursuant to the tender offer. Cox may also be subject to state and local tax liability in connection with the purchase of the Discount Debentures. For financial accounting purposes, assuming Cox purchases the Discount Debentures tendered prior to 5:00 p.m., New York City time, on September 9, 2003, Cox would anticipate recognizing a pre-tax loss of approximately $412.8 million during the third quarter of 2003.

Termination of Prepaid Forward Contracts

      As of August 15, 2003, Cox terminated its series of prepaid forward contracts to sell up to 19.5 million shares of Sprint PCS common stock. These contracts matured at various dates between 2004 and 2006, and at Cox’s election, could be settled in cash or shares of Sprint PCS common stock. These hybrid instruments were comprised of a zero-coupon debt instrument, as the host contract, and an embedded derivative, which derived its value, in part, based on the trading price of Sprint PCS common stock. The aggregate fair value of these embedded derivatives approximated a derivative asset of $377.2 million at June 30, 2003 and was classified as a component of the zero-coupon debt instruments. Accordingly, the carrying value of the zero-coupon debt instruments, net of the embedded derivative assets, amounted to a net liability of $78.4 million at June 30, 2003, and had been classified within debt in Cox’s Condensed Consolidated Balance Sheet. This liability was extinguished upon termination of the prepaid forward contracts. In connection with the termination, Cox sold the 19.5 million shares of Sprint PCS common stock, which had been pledged to secure its obligations pursuant to the series of prepaid forward contracts. Proceeds from this sale, net of the payment made to the prepaid forward contracts counterparty and customary fees, were $0.1 million. Cox anticipates recognizing an aggregate pre-tax loss of approximately $29.5 million during the third quarter of 2003 in connection with the net settlement of the zero-coupon debt instruments.

Repurchase of REPS

      On August 1, 2003, Cox’s $250.0 million aggregate principal amount 6.15% Reset Put Securities due 2033 (REPS) were subject to mandatory tender to the remarketing dealer. However, the remarketing dealer did not elect to remarket the REPS, and Cox repurchased the REPS on August 1, 2003. The total aggregate consideration paid to repurchase the REPS was $301.4 million, which amount included the remarketing option value paid to the remarketing dealer and accrued interest paid to the REPS holders. Cox anticipates recognizing a nominal pre-tax loss during the third quarter of 2003 in connection with the repurchase of the REPS.

USE OF PROCEEDS

      Cox expects to receive aggregate net proceeds from the sale of the notes of approximately $740.1 million, after deducting the underwriting discount and estimated offering expenses. Cox intends to use all of these proceeds to pay a portion of the purchase price for Discount Debentures that are tendered in the tender offer.

      Once Cox accepts the $1,775.3 million aggregate principal amount at maturity of Discount Debentures tendered prior to 5:00 p.m., New York City time, on September 9, 2003 for payment, the aggregate purchase price will be $905.4 million, plus accrued and unpaid cash interest. Cox has a range of options available for funding the difference between the purchase price for tendered Discount Debentures and the net proceeds from this offering, including commercial paper borrowings, cash-on-hand and cash from operating activities.

RATIO OF EARNINGS TO FIXED CHARGES

      The following table sets forth Cox’s ratio of earnings to fixed charges for the periods indicated:

						Six Months Ended
Year Ended December 31,						June 30,

1998	1999	2000	2001	2002		2002		2003

12.3x	5.5x	5.3x	1.4x	(a	)	(b	)	1.4x

(a)	For the year ended December 31, 2002, Cox’s fixed charges exceeded its earnings by approximately $329.9 million due primarily to net losses on investments of $1.3 billion offset by net gains on derivative instruments of $1.1 billion. The loss on investments included an $807.9 million decline in the fair value of certain investments, primarily Sprint PCS stock, considered to be other than temporary.

(b)	For the six months ended June 30, 2002, Cox’s fixed charges exceeded its earnings by approximately $522.5 million due primarily to net losses on investments of $1.2 billion offset by net gains on derivative instruments of $767.6 million. The loss on investments included a $677.4 million decline in the fair value of certain investments, primarily Sprint PCS stock, considered to be other than temporary.

     Earnings for the years ended December 31, 1998, 1999, 2000, 2001 and 2002 include net gains (losses) of $2.5 billion, $1.6 billion, $3.3 billion, $939.2 million and $(195.5) million, respectively, and for the six months ended June 30, 2002 and 2003 include net (losses) gains of $(437.9) million and $96.2 million, respectively, from sales and exchanges of cable systems, investments and derivative instruments.

      For purposes of this computation, earnings are defined as income before income taxes and, excluding losses and undistributed earnings on equity method investments, minority interests and fixed charges excluding capitalized interest. Fixed charges are the sum of:

•	interest cost including capitalized interest and amortization of debt premiums, discounts and capitalization expenses related to indebtedness;

•	estimated interest component of rent expense; and

•	distributions on capital and preferred securities of subsidiary trusts.

      While Cox has a series of preferred stock outstanding, the holders of such preferred stock are entitled to dividends only when, and to the extent that, Cox’s board of directors declares such dividends. Cox’s board has never declared a dividend on Cox’s preferred stock and does not intend to do so in the foreseeable future. Accordingly, the data in the above table also represents Cox’s combined ratio of earnings to fixed charges and preferred stock dividends for the periods presented.

CAPITALIZATION

      The following table sets forth the capitalization of Cox as of June 30, 2003 (i) on a historical basis, (ii) on a pro forma basis to give effect to the net settlement of Cox’s zero-coupon debt instruments and repurchase of the REPS and (iii) on a pro forma basis as adjusted to give effect to this offering and the purchase for $905.4 million of $1,775.3 million aggregate principal amount at maturity of Discount Debentures that were validly tendered prior to 5:00 p.m., New York City time, on September 9, 2003. For more information about the net settlement of Cox’s zero-coupon debt and repurchase of the REPS, as well as a description of Cox’s offer to purchase its Discount Debentures, see “Recent Developments.”

      As a result of its purchase of Discount Debentures pursuant to the tender offer, Cox may be required to make a cash tax payment, and Cox expects to have cash from operations available to make such payment. For financial accounting purposes as reflected in the table below, Cox anticipates recognizing an after-tax loss of approximately $260.1 million (approximately $412.8 million on a pre-tax basis) resulting from the purchase of Discount Debentures tendered prior to 5:00 p.m., New York City time, on September 9, 2003.

      This table should be read in conjunction with, and is qualified by reference to, the “Selected Consolidated Financial Information and Other Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and notes thereto incorporated by reference in this prospectus supplement and the accompanying prospectus.

	June 30, 2003

			Pro Forma
	Historical	Pro Forma	As Adjusted

	(millions of dollars)
Debt

Commercial paper	$109.5	$109.5	$274.8	(b)

Revolving credit facilities	—	—	—

Medium-term notes	391.3	391.3	391.3

Notes and debentures	5,663.7	5,415.1	6,160.4	(c)

Zero-coupon debt	78.4	—	—

Indexed debentures (PRIZES, Premium PHONES and Discount Debentures)(a)	527.1	527.1	25.8

Capitalized lease obligations	196.9	196.9	196.9

Other	16.0	16.0	16.0

Amounts due to Cox Enterprises, Inc.	8.5	8.5	8.5

Total debt	6,991.4	6,664.4	7,073.7

Minority Interest in equity of consolidated subsidiaries	137.3	137.3	137.3
Shareholders’ Equity

Series A preferred stock — liquidation preference of $22.1375 per share, par value $1.00 per share	4.8	4.8	4.8

Class A common stock, par value $1.00 per share	598.2	598.2	598.2

Class C common stock, par value $1.00 per share	27.6	27.6	27.6

Additional paid-in capital	4,552.6	4,552.6	4,552.6

Retained earnings	4,726.9	4,707.4	4,447.4

Accumulated other comprehensive income	48.3	48.3	48.3

Class A common stock in treasury, at cost	(212.7)	(212.7)	(212.7)

Total shareholders’ equity	9,745.7	9,726.2	9,466.2

Total capitalization	$16,874.4	$16,527.9	$16,677.2

(a)	At June 30, 2003, $14.6 million original principal amount of PRIZES, $0.1 million original principal amount of Premium PHONES and $1,837.8 million principal amount at maturity of Discount Debentures were outstanding. After giving effect to the purchase by Cox of Discount Debentures tendered prior to 5:00 p.m., New York City time, on September 9, 2003, $62.5 million principal amount at maturity of Discount Debentures would remain outstanding.

(b)	This presentation assumes that the difference of $165.3 million between the $905.4 million purchase price for tendered Discount Debentures and the $740.1 million net proceeds from this offering will be funded with commercial paper borrowings; however, Cox has a range of other options available for funding all or a portion of this difference, including cash-on-hand and cash from operating activities.

(c)	The Pro Forma As Adjusted column shows an increase of $745.3 million in notes and debentures reflecting the aggregate public offering price of the notes.

SELECTED CONSOLIDATED FINANCIAL INFORMATION AND OTHER DATA

      The following selected consolidated financial information for each year in the three-year period ended December 31, 2002, has been derived from Cox’s audited historical consolidated financial statements, and the selected consolidated financial information for the six months ended June 30, 2002, and 2003, has been derived from Cox’s unaudited historical consolidated financial information. In the opinion of management, the unaudited consolidated financial information reflects all adjustments, which are of a normal and recurring nature, considered necessary for a fair statement of the consolidated results of operations and financial position for the interim periods presented. The consolidated results of operations for the interim periods presented are not necessarily indicative of the results to be expected for the year ending December 31, 2003, or any other interim period.

      Cox is providing the following financial information and other data to aid in the analysis of the financial aspects of Cox’s business. This information should be read in connection with Cox’s historical consolidated financial statements and related notes that Cox has filed with the SEC. Please also see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Cox’s Annual Report on Form 10-K for the year ended December 31, 2002, for a discussion of events which affect the comparability of the information reflected in the selected consolidated financial information for each of the years in the three-year period ended December 31, 2002, and Cox’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, for a discussion of events which affect the comparability of the information reflected in the selected consolidated financial information for each of the six-month periods ended June 30, 2002, and 2003.

	Year Ended December 31			Six Months Ended June 30

	2000	2001	2002	2002	2003

	(millions of dollars)

Statement of Operations Data

Revenues	$3,673.7	$4,253.2	$5,038.6	$2,422.7	$2,790.2

Operating income (loss)	140.8	(118.3)	417.4	166.5	263.4

Interest expense	550.8	565.9	550.6	256.0	260.3

Gain (loss) on derivative instruments, net	—	(212.0)	1,125.6	767.6	(26.7)

Gain (loss) on investments, net	3,282.0	1,151.2	(1,317.2)	(1,201.6)	122.4

Equity in net losses of affiliated companies	7.3	40.0	32.2	23.7	6.5

Income (loss) before cumulative effect of change in accounting principle	1,925.3	37.9	(274.0)	(380.6)	88.5

Cumulative effect of change in accounting principle, net of tax	—	717.1	—	—	—

Net income (loss)	1,925.3	755.0	(274.0)	(380.6)	88.5

Balance Sheet Data

Total assets	$24,720.8	$25,061.4	$25,005.1	$22,399.2	$24,551.5

Debt (including amounts due to CEI)	8,543.8	8,417.7	7,316.0	6,984.2	6,991.4

Cox-obligated capital and preferred securities of subsidiary trusts	1,155.4	1,155.7	—	—	—

Cash Flow Data

Cash flows provided by operating activities	$306.2	$798.8	$1,772.8	$750.2	$818.9

Cash flows provided by (used in) investing activities	(2,077.0)	(953.3)	(608.2)	318.3	(492.9)

Cash flows provided by (used in) financing activities	1,815.9	163.0	(1,022.8)	(961.7)	(406.3)

	As of December 31			As of June 30

	2000	2001	2002	2002	2003

Customer Data

Basic video customers(a)	6,193,317	6,237,888	6,280,849	6,250,036	6,278,458

Advanced services(b)	1,568,424	2,723,173	3,923,734	3,334,326	4,456,823

Revenue generating units(c)	7,761,741	8,961,061	10,204,583	9,584,362	10,735,281

Basic video homes passed(d)	9,710,963	9,979,207	10,210,091	10,075,782	10,311,010

Basic video penetration(e)	63.8%	62.5%	61.5%	62.0%	60.9%

(a)	A home with one or more television sets connected to a cable system is counted as one basic video customer. Cox sold certain cable systems in May 2002 and, after adjusting for such sales, basic video customers were 6,221,235 and 6,175,340, respectively, at December 31, 2001 and December 31, 2000.

(b)	Advanced services include Cox Digital Cable, high-speed Internet access and Cox Digital Telephone. Cox sold certain cable systems in May 2002 and, after adjusting for such sales, customers for advanced services were 2,721,157 and 1,567,212, respectively, at December 31, 2001 and December 31, 2000.

(c)	Each basic video customer and each advanced service purchased is a revenue generating unit. In certain locations, a household may purchase more than one advanced service, each of which is counted as a separate revenue generating unit.

(d)	A home is deemed to be “passed” if it can be connected to the distribution system without any further extension of the distribution plant. Cox sold certain cable systems in May 2002 and, after adjusting for such sales, video homes passed was 9,947,664 and 9,680,644, respectively, at December 31, 2001 and December 31, 2000.

(e)	Basic video customers as a percentage of video homes passed.

DESCRIPTION OF THE NOTES

      The 2008 notes and the 2015 notes will be issued as separate series of debt securities under an indenture, dated as of June 27, 1995, between Cox and The Bank of New York, as trustee. A copy of the indenture is incorporated by reference as an exhibit to the registration statement of which this prospectus supplement and the accompanying prospectus form a part. Certain terms used in this section are defined in the indenture. The notes constitute debt securities as described in the accompanying prospectus. The following description of the terms of the notes supplements and, to the extent inconsistent with, replaces the description of the general terms of the debt securities contained in the accompanying prospectus, which Cox requests that you read.

General

      The 2008 notes will initially be limited to $250,000,000 aggregate principal amount and will mature on October 1, 2008. The 2015 notes will initially be limited to $500,000,000 aggregate principal amount and will mature on October 1, 2015. Pursuant to a plan designed to result in a larger, more liquid issue, Cox may reopen either series of notes and issue additional notes of that series or establish additional terms of that series without consent from the holders of the notes. Such additional issuance is expected to occur, if at all, not later than six months after the date of issuance of the notes offered hereby. The notes will be issued in registered form only in denominations of $1,000 and integral multiples of $1,000.

      The notes will be unsecured and will rank equally with all of Cox’s other unsecured senior indebtedness from time to time outstanding. The notes will not be convertible into or exchangeable for Cox’s common or preferred stock, will not be entitled to the benefit of any sinking fund and will not be listed on any securities exchange.

      Cox conducts most of its operations through its subsidiaries, which generate most of its operating income and cash flow. Claims of creditors of these subsidiaries, including trade creditors and secured creditors, generally will have priority with respect to the assets and earnings of these subsidiaries over the claims of Cox’s creditors, including the holders of the notes. As of June 30, 2003, Cox’s subsidiaries had $989.6 million of liabilities outstanding, which amount includes $78.4 million attributable to pre-paid variable forward purchase contracts. As of August 15, 2003, Cox terminated these pre-paid variable forward purchase contracts. For more information about the termination of these pre-paid variable forward purchase contracts, see “Recent Developments.”

      Except as described below, the notes are not redeemable prior to maturity.

Payments on the Notes

      The notes will bear interest at the respective rates per year stated on the cover page of this prospectus supplement in each case from September 22, 2003 or from the most recent interest payment date to which interest has been paid or duly provided for, payable semiannually on April 1 and October 1 of each year, beginning April 1, 2004, to the persons in whose names such notes are registered at the close of business on the immediately preceding March 15 or September 15, as the case may be, whether or not a business day. Interest on the notes will be computed on the basis of a 360-day year of twelve 30-day months.

      If any interest payment date, maturity date or redemption date of a note falls on a day that is not a business day, the required payment of principal, premium, if any, and interest will be made on the next succeeding business day as if made on the date that the payment was due and no interest will accrue on that payment for the period from and after that interest payment date, maturity date or redemption date, as the case may be, to the date of that payment on the next succeeding business day. The term business day means, with respect to any note, any day other than a Saturday, a Sunday or a day on which banking institutions or trust companies in The City of New York are authorized or required by law, regulation or executive order to close.

      Cox will pay interest on the notes until the principal of each note is paid, in each case to the person in whose name such note is registered at the close of business on the related record date immediately preceding the interest payment date. Cox will pay the principal of, and premium, if any, on each note on any redemption date or the maturity date therefor in immediately available funds upon presentation and surrender of the notes at the office or agency Cox maintains for this purpose in the Borough of Manhattan, The City of New York, currently the corporate trust office of the trustee located at 101 Barclay Street, New York, New York 10286. Interest payable on any interest payment date will be the amount accrued from and including the date of original issuance or from the most recent interest payment date on which interest has been paid to but excluding the applicable interest payment date. Notwithstanding anything to the contrary in this prospectus supplement or the accompanying prospectus, so long as the notes are in book-entry form, Cox will make payments of principal, premium, if any, and interest through the trustee to The Depository Trust Company.

Optional Redemption

      Cox will have the right to redeem the notes of each series at any time, in whole or in part, on at least 30 but not more than 60 calendar days notice by mail. Cox will pay a redemption price equal to the greater of:

•	100% of the principal amount of the notes to be redeemed, and

•	the sum, as determined by the Quotation Agent, of the present values of the principal amount and the remaining scheduled payments of interest on such notes to be redeemed (exclusive of interest accrued to the date of redemption), in each case discounted from their respective scheduled payment dates to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points in the case of the 2008 notes and 25 basis points in the case of the 2015 notes,

•	plus, in either case, accrued interest thereon to the date of redemption.

      If money sufficient to pay the redemption price of and accrued interest on all of the notes of a particular series to be redeemed on the redemption date is deposited with the trustee or a paying agent on or before the redemption date and certain other conditions are satisfied, then on and after such date, interest will cease to accrue on the notes called for redemption.

      Comparable Treasury Issue means, with respect to the notes subject to redemption, the United States Treasury security selected by the Quotation Agent as having an actual or interpolated maturity comparable to the remaining life of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity with the remaining life of the notes to be redeemed.

      Comparable Treasury Price means, with respect to any redemption date, the average of five Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or, if the trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

      Quotation Agent means the Reference Treasury Dealer appointed by Cox.

      Reference Treasury Dealer means, with respect to the notes subject to redemption, Banc of America Securities LLC, Citigroup Global Markets Inc. and J.P. Morgan Securities Inc., their respective successors, and at least two other primary United States Government securities dealers in The City of New York, referred to as Primary Treasury Dealers, selected by Cox. If Banc of America Securities LLC, Citigroup Global Markets Inc. or J.P. Morgan Securities Inc. shall cease to be a Primary Treasury Dealer, Cox will substitute another Primary Treasury Dealer.

      Reference Treasury Dealer Quotations means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to the trustee by such Reference Treasury Dealer at 3:30 p.m., New York City time, on the third business day preceding such redemption date.

      Treasury Rate means, with respect to any redemption date applicable to the notes, the rate per annum equal to the semiannual or equivalent yield to maturity or interpolated (on a day-count basis) of the Comparable Treasury Issue, calculated on the third business day preceding such redemption date using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

Book-Entry System, Form and Delivery

      The notes will be issued as global securities as described under “Description of Debt Securities — Global Securities” in the accompanying prospectus. The Depository Trust Company, or DTC, will be the depositary for the notes. The notes will be issued as fully registered securities in the name of Cede & Co., DTC’s nominee, and will be deposited with a custodian for DTC. DTC will keep a computerized record of its participants whose clients have purchased the securities. The participant will then keep a record of its clients who purchased the notes. A global security may not be transferred, except that DTC, its nominees and their successors may transfer an entire global security to one another.

      The notes will be in book-entry form only, and Cox will not deliver securities in certificated form to individual purchasers of the notes, and no person owning a beneficial interest in a global security will be treated as a holder for any purpose under the indenture. Accordingly, owners of such beneficial interests must rely on the procedures of DTC and the participant through which such person owns its interest in order to exercise any rights of a holder under such global security or the indenture. Beneficial interests in global securities will be shown on, and transfers of beneficial interests will be made only through, records maintained by DTC and its participants. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. Such limits and laws may impair the ability to transfer beneficial interests in a global security.

      DTC has provided Cox with the following information:

           DTC is:

•	a limited-purpose trust company organized under the New York Banking Law,

•	a banking organization within the meaning of the New York Banking Law,

•	a member of the United States Federal Reserve System,

•	a clearing corporation within the meaning of the New York Uniform Commercial Code, and

•	a clearing agency registered under Section 17A of the Securities Exchange Act of 1934.

      DTC holds securities that its participants deposit with DTC. These DTC participants are referred to as direct participants. DTC also facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for direct participants’ accounts. This eliminates the need to exchange certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

      Other organizations, such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, also use DTC’s book-entry system. The rules that apply to DTC and its participants are on file with the SEC.

      A number of direct participants, together with the New York Stock Exchange, the American Stock Exchange and the National Association of Securities Dealers, own DTC.

      Cox will wire principal, premium and interest payments to DTC’s nominee. Cox and the trustee will treat DTC’s nominee as the owner of the global securities for all purposes. Accordingly, Cox and the trustee will have no direct responsibility or liability to pay amounts due on the notes to owners of beneficial interests in the global securities.

      It is DTC’s current practice, when it receives any payment of principal, premium or interest, to credit direct participants’ accounts on the payment date according to their respective holdings of beneficial interests in the global securities as shown on DTC’s records. In addition, it is DTC’s current practice to assign any consenting or voting rights to direct participants whose accounts are credited with securities on a record date, by using an omnibus proxy. Customary practices between the participants and owners of beneficial interests, as is the case with securities held for the account of customers registered in street name, will govern payments by participants to owners of beneficial interests in the global securities and voting by participants. However, these payments will be the responsibility of the participants and not of DTC, the trustee or Cox.

      Notes represented by a global security will be exchangeable for securities in certificated form with the same terms in authorized denominations only if:

•	DTC notifies Cox that it is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under the Securities Exchange Act of 1934 and Cox does not appoint a successor depositary within 90 days;

•	An event of default under the indenture with respect to the notes has occurred and is continuing and the beneficial owners representing a majority in principal amount of the securities represented by the global security advise DTC to cease acting as depositary; or

•	Cox determines at any time that all notes shall no longer be represented by a global security.

      The information in this section concerning DTC and its book-entry system has been obtained from sources that Cox believes to be reliable, but Cox takes no responsibility for the accuracy of such information.

Same-Day Settlement and Payment

      The underwriters will pay for the notes in immediately available funds. Cox will make all payments due on the notes in immediately available funds so long as the notes are in book-entry form.

      The notes will trade in DTC’s Same-Day Funds Settlement System until maturity or until the notes are issued in certificated form, and secondary market trading activity in the notes will therefore be required by DTC to settle in immediately available funds.

CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS

      The following is a summary of the material United States federal income, estate and gift tax consequences of the purchase, ownership and disposition of the notes, but does not purport to be a complete analysis of all potential tax effects. This summary is based upon the Internal Revenue Code of 1986, as amended, existing and proposed regulations promulgated thereunder, published rulings and court decisions, all as in effect and existing on the date hereof and all of which are subject to change at any time, which change may be retroactive or prospective. No rulings have been sought or are expected to be sought from the Internal Revenue Service with respect to any of the tax consequences discussed below, and no assurance can be given that the Internal Revenue Service will not take contrary positions. Unless otherwise specifically noted, this summary applies only to those persons that purchase the notes for cash and hold them as capital assets within the meaning of Section 1221 of the Internal Revenue Code. Cox intends to treat the notes as indebtedness for United States federal income tax purposes, and the following discussion assumes that such treatment will be respected.

      This summary is for general information only and does not address the tax consequences to taxpayers who are subject to special rules, such as financial institutions, tax-exempt organizations, insurance companies, S corporations, regulated investment companies, real estate investment trusts, broker-dealers, taxpayers subject to the alternative minimum tax, holders whose functional currency is not the U.S. dollar and persons that will hold the notes as part of a position in a straddle or as part of a constructive sale or a hedging, conversion or other integrated transaction, nor does this summary address aspects of United States federal taxation that might be relevant to a prospective investor based upon such investor’s particular tax situation. This summary does not address any tax consequences arising under any state, municipal, foreign or other non-U.S. taxing jurisdiction. Cox urges you to consult your own tax advisor regarding the United States federal tax consequences of purchasing, owning and disposing of the notes, including your status as a U.S. Holder or a Non-U.S. Holder (as defined below), as well as any tax consequences that may arise under the laws of any state, municipal, foreign or other non-U.S. taxing jurisdiction and the possible effects of changes in United States federal or other tax laws.

      A U.S. Holder means a beneficial owner of a note that, for United States federal income tax purposes, is:

(i) a citizen or individual resident, as defined in Section 7701(b) of the Internal Revenue Code, of the United States;

(ii) a corporation, including any entity treated as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States, any State thereof or the District of Columbia;

(iii) an estate, the income of which is subject to United States federal income tax without regard to its source; or

(iv) a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.

      Notwithstanding the preceding sentence, certain trusts in existence on August 20, 1996, and treated as U.S. trusts prior to such date, may elect to be treated as U.S. Holders. A Non-U.S. Holder means a beneficial owner of a note that is not a U.S. Holder.

      If a partnership holds a note, the tax treatment of each of its partners generally will depend upon the status of such partner and the activities of the partnership. Partners of partnerships holding notes should consult their own tax advisors regarding the United States federal tax consequences of purchasing, owning and disposing of the notes.

U.S. Holders

      Stated Interest. Payments of stated interest on the notes will generally be taxable to a U.S. Holder as ordinary interest income at the time such payments are received or accrued, in accordance with such holder’s regular method of tax accounting.

      Cox does not intend to treat the possibility of an optional redemption of the notes by Cox, as described under “Description of the Notes — Optional Redemption,” as resulting in either original issue discount with respect to the notes, or recognition of ordinary income upon the redemption, sale or exchange of a note, in excess of any amounts treated as accrued but unpaid interest or accrued market discount. Cox urges you to consult your own tax advisor concerning the consequences to you if such a redemption were to occur.

      Amortizable Bond Premium. A U.S. Holder that purchases a note for an amount in excess of its principal amount will be considered to have purchased such note at a premium equal to the amount of such excess and may elect to amortize such premium, using a constant yield method, over the remaining term of such note. The amount amortized in any year will be treated as a reduction of the U.S. Holder’s interest income from such note. A U.S. Holder that elects to amortize such premium must reduce such U.S. Holder’s tax basis in the note by the amount of the premium amortized during such U.S. Holder’s holding period. Bond premium on a note held by a U.S. Holder that does not make such an election will decrease the gain or increase the loss otherwise recognized on disposition of such note. The election to amortize bond premium on a constant yield method, once made, applies to all debt obligations held or subsequently acquired by the electing U.S. Holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the Internal Revenue Service. The rules governing amortizable bond premium are complicated, and we urge you to consult your own tax advisor regarding the application of these rules to your situation, including the impact of our right to redeem the notes on the amortization of the premium.

      Pre-Issuance Accrued Interest. A portion of the price paid for a note may be allocable to interest that accrued prior to the date the note is purchased. We intend to take the position that, on the first interest payment date after such date, a portion of the interest received equivalent to the accrued interest amount will be treated as a return of the accrued interest, and such amount will not be treated as a payment of interest on the note. Amounts treated as a return of the accrued interest will reduce your adjusted tax basis in the note by a corresponding amount.

      Market Discount. If a U.S. Holder purchases a note, subsequent to its original issuance, for an amount that is less than its principal amount, the amount of the difference generally will be treated as market discount, unless such difference is less than a specified de minimis amount. The U.S. Holder will be required to treat any partial principal payment on, or any gain recognized on the sale, exchange, redemption, retirement or other disposition of, such note as ordinary income to the extent of any accrued market discount that has not previously been included in income and that is treated as having accrued on such note at the time of such payment or disposition (including a gift). If a U.S. Holder disposes of such a note in a nontaxable transaction (other than as provided in Section 1276(c) and (d) of the Internal Revenue Code), such holder must include as ordinary income the accrued market discount as if such holder had disposed of such note in a taxable transaction at the note’s fair market value. In addition, the U.S. Holder may be required to defer, until the maturity or disposition of such note (including a nontaxable transaction other than as provided in Section 1276(c) and (d)), the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry such note.

      Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of such a note, unless the U.S. Holder elects to accrue market discount on a constant yield method. A U.S. Holder may elect to include market discount in income currently as it accrues, under either the ratable or constant yield method. This election to include currently, once made, applies to all market discount obligations acquired in or after the first taxable year to which the election applies and may not be revoked without the consent of the Internal Revenue Service. If the U.S. Holder makes such an election, the foregoing rules with respect to the recognition of ordinary income on sales and other dispositions of such instruments, and with respect to the deferral of interest deductions on debt incurred or continued to purchase or carry such debt instruments, would not apply.

      Sale, Exchange or Redemption of the Notes. Generally, a sale, exchange, redemption or other disposition of the notes will result in taxable gain or loss equal to the difference between the amount of cash plus the fair market value of other property received (other than amounts representing accrued but unpaid interest to the extent not previously included in income, which are taxed as interest income as described above) and the U.S. Holder’s adjusted tax basis in the notes. A U.S. Holder’s adjusted tax basis for determining gain or loss on the sale or other disposition of a note will equal the initial cost of such note to such holder and will be increased by any market discount previously included in income by such holder, and decreased by any amortized premium previously deducted from income by such holder. Except as described above with respect to market discount, such gain or loss will be capital gain or loss. Capital gain or loss will be long-term capital gain or loss if the note is held by the U.S. Holder for more than one year, otherwise such gain or loss will be short-term.

      U.S. Holders that are corporations generally will be taxed on net capital gains at a maximum rate of 35%. In contrast, U.S. Holders that are individuals generally will be taxed on net capital gains at a maximum rate of 15% with respect to the notes held for more than 12 months, and 35% with respect to the notes held for 12 months or less. In addition, special rules, and generally lower maximum rates, apply to individuals in lower tax brackets. Any capital losses realized by a U.S. Holder that is a corporation generally may be used only to offset capital gains. Any capital losses realized by a U.S. Holder that is an individual generally may be used only to offset capital gains plus $3,000 of ordinary income per year.

Non-U.S. Holders

      Interest. Under current United States federal income tax law, and subject to the discussion of backup withholding below, interest paid on the notes to a Non-U.S. Holder will be subject to United States federal withholding tax at a flat rate of 30% unless:

      (i) the interest is exempt from withholding tax because it is effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Holder, the Non-U.S. Holder timely furnishes to Cox or its paying agent a properly completed Internal Revenue Service Form W-8ECI (or Internal Revenue Service Form W-8BEN if such Non-U.S. Holder claims that such effectively connected income is exempt from tax pursuant to an applicable income tax treaty because the income is not attributable to a permanent establishment in the United States), or any successor form, duly executed under penalties of perjury, certifying to the foregoing, and neither Cox nor its paying agent has actual knowledge or reason to know that the conditions of this exemption are, in fact, not satisfied; or

      (ii) the interest is exempt from withholding tax because all of the following conditions of the portfolio interest exception are met:

(A) the Non-U.S. Holder does not, actually or constructively, own 10% or more of the total combined voting power of all classes of Cox’s stock entitled to vote;

(B) the Non-U.S. Holder is not a controlled foreign corporation that is related, directly or indirectly, to Cox through stock ownership;

(C) the Non-U.S. Holder is not a bank receiving interest pursuant to a loan agreement entered into in the ordinary course of its trade or business;

(D) either (1) the Non-U.S. Holder timely certifies to Cox or its paying agent, under penalties of perjury, that such holder is a Non-U.S. Holder and provides its name and address; or (2) a custodian, broker, nominee or other intermediary acting as an agent for the Non-U.S. Holder (such as a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business) that holds the notes in such capacity timely certifies to Cox or its paying agent, under penalties of perjury, that such statement has been received from the beneficial owner of the notes by such intermediary, or by any other financial institution between such intermediary and the beneficial owner, and furnishes to Cox or its paying agent a copy thereof. The foregoing certification may be provided on a properly completed Internal Revenue Service Form W-8BEN or W-8IMY, as applicable, or any successor forms, duly executed under penalties of perjury; and

(E) neither Cox nor its paying agent has actual knowledge or reason to know that the conditions of this exemption are, in fact, not satisfied; or

      (iii) the interest is eligible for a reduced or zero percent withholding tax rate pursuant to an applicable income tax treaty, such Non-U.S. Holder timely furnishes to Cox or its agent a properly completed Internal Revenue Service Form W-8BEN or W-8IMY, as applicable, or any successor form, duly executed under penalties of perjury, certifying that such Non-U.S. Holder is entitled to the reduced or zero percent withholding tax rate under the income tax treaty, and neither Cox nor its paying agent has actual knowledge or reason to know that the conditions of this exemption are, in fact, not satisfied.

      In the event that the interest paid on the notes is effectively connected with the conduct of a trade or business within the United States by the Non-U.S. Holder, the Non-U.S. Holder will generally be taxed on a net income basis, that is, after allowance for applicable deductions, at the graduated rates that are applicable to U.S. Holders in essentially the same manner as if the notes were held by a U.S. Holder, as discussed above, unless such interest is otherwise exempt pursuant to an applicable income tax treaty and such Non-U.S. Holder is entitled to such treaty benefits. In the case of a Non-U.S. Holder that is a corporation, such income may also be subject to the United States federal branch profits tax, which is generally imposed on a foreign corporation upon the deemed repatriation from the United States of effectively connected earnings and profits, at a 30% rate, unless the rate is reduced or eliminated by an applicable income tax treaty and the Non-U.S. Holder is a qualified resident of the treaty country.

      For purposes of the above certification requirements, those persons that, under United States federal income tax principles, are the taxpayers with respect to payments on the notes are generally treated as the beneficial owners of such payments, rather than persons such as nominees or agents legally entitled to such payments from Cox or its paying agent. In the case of payments to an entity classified as a foreign partnership or trust under United States federal income tax principles, the partners or beneficiaries, rather than the partnership or trust, generally must provide the required certifications to qualify for the withholding tax exemption described above, unless the partnership or trust has entered into a special agreement with the Internal Revenue Service. In contrast, a payment to a United States partnership or trust is treated for these purposes as payment to a U.S. Holder, even if the partnership or trust has one or more foreign partners or beneficiaries. The discussion under this heading and under “— Backup Withholding Tax and Information Reporting,” below, is not intended to be a complete discussion of the United States federal withholding tax rules. Cox urges you to consult your own tax advisor concerning the tax consequences of your proposed investment in light of these rules, including your possible eligibility for benefits available under any applicable income tax treaty.

      Gain on Sale or Other Disposition. A Non-U.S. Holder generally will not be subject to regular United States federal income or withholding tax on gain recognized on a sale or other disposition of the notes (other than amounts attributable to accrued but unpaid interest, which may be subject to the rules described above with respect to interest), unless:

      (i) the gain is effectively connected with the conduct of a trade or business within the United States by the Non-U.S. Holder or by a partnership, trust or estate in which such Non-U.S. Holder is a partner or beneficiary; or

      (ii) the Non-U.S. Holder is an individual that:

(A) is present in the United States for 183 days or more in the taxable year of the sale or other disposition, and

(B) either (1) has a “tax home” in the United States, as specially defined for purposes of the United States federal income tax, or (2) maintains an office or other fixed place of business in the

United States and the gain from the sale or other disposition of the notes is attributable to such office or other fixed place of business.

      Non-U.S. Holders who are individuals may also be subject to tax pursuant to provisions of United States federal income tax law applicable to certain United States expatriates, including certain former long-term residents of the United States.

      Gains realized by a Non-U.S. Holder upon sale or other disposition of the notes that are effectively connected with the conduct of a trade or business within the United States of the Non-U.S. Holder will generally be taxed on a net income basis, that is, after allowance for applicable deductions, at the graduated rates that are applicable to U.S. Holders in essentially the same manner as if the notes were held by a U.S. Holder, as discussed above, unless such gains are otherwise exempt pursuant to an applicable income tax treaty and such Non-U.S. Holder is entitled to such treaty benefits. In the case of a Non-U.S. Holder that is a corporation, such income may also be subject to the United States federal branch profits tax, which is generally imposed on a foreign corporation upon the deemed repatriation from the United States of effectively connected earnings and profits, at a 30% rate, unless the rate is reduced or eliminated by an applicable income tax treaty and the Non-U.S. Holder is a qualified resident of the treaty country.

      Federal Estate and Gift Taxes. Notes beneficially owned by an individual who is a Non-U.S. Holder at the time of death will not be subject to United States federal estate tax upon such individual’s death; provided, however, that any interest thereon would have been eligible for the portfolio interest exception described above in “Non-U.S. Holders — Interest” without regard to the requirement that a beneficial owner provide a statement that it is a Non-U.S. Holder.

      An individual who is a Non-U.S. Holder will not be subject to United States federal gift tax on a transfer of the notes, unless such individual is subject to provisions of United States federal gift tax law applicable to certain United States expatriates, including certain former long-term residents of the United States.

Backup Withholding Tax and Information Reporting

      Under current United States federal income tax law, information reporting requirements apply to interest paid to, and to the proceeds of sales or other dispositions of the notes before maturity by, certain U.S. Holders. In addition, a 28% backup withholding tax applies to a non-corporate U.S. Holder if such person:

      (i) fails to furnish such person’s taxpayer identification number, which, for an individual, is his or her Social Security Number, to the payor in the manner required;

      (ii) furnishes an incorrect taxpayer identification number, and the payor is so notified by the Internal Revenue Service;

      (iii) is notified by the Internal Revenue Service that such person has failed to report properly payments of interest or dividends; or

      (iv) in certain circumstances, fails to certify, under penalties of perjury, that such person has furnished a correct taxpayer identification number and has not been notified by the Internal Revenue Service that such person is subject to backup withholding for failure properly to report interest or dividend payments.

      Backup withholding does not apply to payments made to certain exempt U.S. Holders, such as corporations and tax-exempt organizations.

      In the case of a Non-U.S. Holder, backup withholding does not apply to payments of interest with respect to the notes, or to payments of proceeds on the sale or other disposition of the notes, if such holder has provided to Cox or its paying agent the certification described in clause (ii)(D) of “Non-U.S. Holders — Interest” or has otherwise established an exemption, provided that neither Cox nor its paying agent has actual knowledge or reason to know that the holder is a U.S. Holder that is not an exempt recipient or that the conditions of any claimed exemption are, in fact, not satisfied.

      Cox must report annually to the Internal Revenue Service and to each Non-U.S. Holder the amount of interest paid to, and the tax withheld with respect to, such Non-U.S. Holder, regardless of whether tax was actually withheld and whether withholding was reduced by an applicable income tax treaty. Pursuant to certain income tax treaties and other agreements, that information may also be made available to the tax authorities of the country in which the Non-U.S. Holder resides.

      Neither backup withholding nor information reporting generally applies to payments of proceeds on the sale or other disposition of the notes to or through a foreign office of a foreign broker that is not a U.S. related person. For this purpose, a U.S. related person means (i) a controlled foreign corporation for United States federal income tax purposes, (ii) a foreign person 50% or more of whose gross income is effectively connected with the conduct of a trade or business within the United States for a specified three-year period, or (iii) a foreign partnership (A) one or more of whose partners are United States persons, as defined in Section 7701(a)(30) of the Internal Revenue Code, that in the aggregate hold more than 50% of the income or capital interest in the partnership at any time during its tax year, or (B) that is engaged at any time during its tax year in the conduct of a trade or business in the United States.

      If payments of proceeds on the sale or other disposition of the notes are made to or through the foreign office of a broker that is a United States person or a U.S. related person, as described above, such broker may be subject to certain information reporting, but not backup withholding, requirements with respect to such payments, unless such broker has in its records documentary evidence that the beneficial owner is not a U.S. Holder and certain conditions are met, or a beneficial owner otherwise establishes an exemption. Backup withholding may apply to any payment that such broker is required to report if such broker has actual knowledge or reason to know that the payee is a U.S. Holder that is not an exempt recipient or that the conditions of the exemption are, in fact, not satisfied.

      Payments of proceeds on the sale or other disposition of the notes to or through the United States office of a U.S. Holder or foreign broker will be subject to backup withholding and information reporting, unless a Non-U.S. Holder certifies, under penalties of perjury, that it is not a U.S. Holder or otherwise establishes an exemption; provided, however, that the broker does not have actual knowledge or reason to know that the payee is a U.S. Holder that is not an exempt recipient or that the conditions of the exemption are, in fact, not satisfied.

      Backup withholding tax is not an additional tax. Rather, any amounts withheld from a payment to a holder of the notes under the backup withholding rules are allowed as a refund or a credit against such holder’s United States federal income tax; provided, however, that the required information is timely furnished to the Internal Revenue Service.

UNDERWRITING

      Subject to the terms and conditions set forth in an underwriting agreement, dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and Cox has agreed to sell to that underwriter, the principal amount of 2008 notes and 2015 notes set forth opposite the underwriter’s name.

	Principal	Principal
	Amount of	Amount of
Underwriters	2008 Notes	2015 Notes

Banc of America Securities LLC	$52,600,000	$105,000,000

Citigroup Global Markets Inc.	52,500,000	105,100,000

J.P. Morgan Securities Inc.	52,500,000	105,100,000

Banc One Capital Markets, Inc.	15,800,000	31,600,000

BNY Capital Markets, Inc.	15,800,000	31,600,000

Morgan Stanley & Co. Incorporated	15,800,000	31,600,000

Dresdner Kleinwort Wasserstein Securities LLC	7,500,000	15,000,000

Fleet Securities, Inc.	7,500,000	15,000,000

Scotia Capital (USA) Inc.	7,500,000	15,000,000

Société Générale Securities Corporation	7,500,000	15,000,000

SunTrust Capital Markets, Inc.	7,500,000	15,000,000

Utendahl Capital Partners L.P.	7,500,000	15,000,000

Total	$250,000,000	$500,000,000

      The underwriting agreement provides that the obligations of the several underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all of the notes if they purchase any of the notes. Citigroup Global Markets Inc. will assume the risk of any unsold allotment that would otherwise be purchased by Utendahl Capital Partners L.P.

      Toyko-Mitsubishi Securities (USA), Inc., an NASD member and an affiliate of the Bank of Tokyo-Mitsubishi, Ltd., is being paid a referral fee by Utendahl Capital Partners L.P. Bank of Tokyo-Mitsubishi, Ltd. is a syndicate member of Cox’s revolving credit facilities.

      Cox has been advised by the underwriters, for whom Banc of America Securities LLC, Citigroup Global Markets Inc. and J.P. Morgan Securities Inc. are acting as representatives, that they propose to offer some of the notes directly to the public at the public offering prices set forth on the cover page of this prospectus supplement and some of the notes to dealers at the public offering prices less a concession not to exceed 0.35% of the principal amount of the 2008 notes and 0.40% of the 2015 notes. The underwriters may allow, and dealers may reallow, a concession not to exceed 0.25% of the principal amount of the 2008 notes and 0.25% of the principal amount of the 2015 notes on sales to other dealers. After the initial offering of the notes to the public, the representatives may change the public offering price and concessions.

      The following table shows the underwriting discounts that Cox is to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes).

Per 2008 note	0.600%

Per 2015 note	0.675%

      Cox has agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

      Each series of notes is a new issue of securities with no established trading market. The representatives have advised Cox that they intend to make a market in each series of the notes, but that they are not obligated to do so and may discontinue market-making with respect to either series of the notes at any time without notice. No assurance can be given as to the liquidity of, or the trading market for, either series of the notes.

      In connection with the offering, the representatives, on behalf of the underwriters, may purchase and sell notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of notes in excess of the principal amount of notes to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of notes made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

      The representatives also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the representatives, in covering syndicate short positions or making stabilizing purchases, repurchase notes originally sold by that syndicate member.

      Any of these activities may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The representatives may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

      Cox estimates the expenses for the offering (excluding underwriting discounts), which are payable by Cox, to be approximately $300,000.

      The underwriters and their affiliates have performed investment and commercial banking and advisory services for Cox and its affiliates from time to time for which they have received customary fees and expenses. The underwriters may, from time to time, engage in transactions with and perform services for Cox in the ordinary course of their business. Citigroup Global Markets Inc. is also acting as a dealer-manager in Cox’s offer to purchase any and all of its outstanding Discount Debentures.

      It is expected that the delivery of the notes will be made against payment therefor on or about September 22, 2003, which will be the fifth business day following the pricing of the notes. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing will be required, by virtue of the fact that the notes initially will settle in T+5, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of notes who wish to trade notes on the date of pricing should consult their own advisor.

      Banc of America Securities LLC and J.P. Morgan Securities Inc. will make the notes available for distribution on the Internet through a proprietary Web site and/or third-party system operated by Market Axess Inc., an Internet-based communications technology provider. Market Axess Inc. is providing the system as a conduit for communications between Banc of America Securities LLC and J.P. Morgan Securities Inc. and their respective customers and is not a party to any transactions. Market Axess Inc., a registered broker dealer, will receive compensation from Banc of America Securities LLC and J.P. Morgan Securities Inc. based on transactions Banc of America Securities LLC and J.P. Morgan Securities Inc., respectively, conduct through the system. Banc of America Securities LLC and J.P. Morgan Securities Inc. will make the notes available to their respective customers through the Internet distributions, whether made through a proprietary or third-party system, on the same terms as distributions made through other channels.

LEGAL MATTERS

      Certain legal matters in connection with the offering of the notes will be passed upon for Cox by Dow, Lohnes & Albertson, PLLC, Washington, D.C., and for the underwriters by Shearman & Sterling LLP, New York, New York. Certain attorneys of Dow, Lohnes & Albertson, PLLC own shares of Cox Class A common stock totaling less than one percent of the outstanding shares of Cox Class A common stock.

EXPERTS

      The consolidated financial statements of Cox incorporated in this prospectus supplement by reference from Cox’s annual report on Form 10-K for the year ended December 31, 2002 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph related to Cox’s adoption of Statement of Financial Accounting Standards No. 142 and Statement of Financial Accounting Standards No. 133, as amended), which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

      Cox is subject to the informational requirements of the Securities Exchange Act of 1934 and files reports, proxy statements and other information with the SEC. Cox’s SEC filings are available over the Internet at the SEC’s web site at http://www.sec.gov. You also may read and copy any document Cox files at the SEC’s public reference rooms in Washington, D.C. (450 5th Street, N.W.), in New York and Chicago or obtain copies of such materials by mail. Please call the SEC at 1-800-SEC-0330 for more information about the public reference rooms and their copy charges, as well as the Public Reference Section’s charges for mailing copies of the documents Cox has filed.

      You can also inspect and copy any of Cox’s SEC filings at the offices of the New York Stock Exchange, Inc., located at 20 Broad Street, New York, New York, 10005.

INFORMATION INCORPORATED BY REFERENCE

      Cox incorporates by reference in this prospectus supplement the following documents filed by Cox with the SEC, other than any information furnished pursuant to Item 9 or Item 12 of Form 8-K or as otherwise permitted by SEC rules and regulations:

•	Cox’s annual report on Form 10-K for the year ended December 31, 2002, filed March 31, 2003;

•	Cox’s amended annual report on Form 10-K/A for the year ended December 31, 2002, filed April 18, 2003;

•	Cox’s quarterly report on Form 10-Q for the quarter ended March 31, 2003, filed May 9, 2003;

•	Cox’s quarterly report on Form 10-Q for the quarter ended June 30, 2003, filed August 8, 2003

•	Cox’s current report on Form 8-K, dated April 11, 2003 and filed April 17, 2003;

•	Cox’s current report on Form 8-K, dated and filed May 5, 2003;

•	Cox’s current report on Form 8-K, dated May 19, 2003 and filed May 20, 2003;

•	Cox’s current report on Form 8-K, dated May 20, 2003 and filed May 28, 2003;

•	Cox’s current report on Form 8-K, dated and filed June 5, 2003;

•	Cox’s current report on Form 8-K, dated and filed July 30, 2003;

•	Cox’s current report on Form 8-K, dated August 15, 2003 and filed August 27, 2003;

•	Cox’s current report on Form 8-K, dated September 9, 2003 and filed September 10, 2003; and

•	Cox’s definitive proxy statement for its 2003 annual meeting of stockholders, filed April 4, 2003.

      A description of Cox’s Class A common stock, par value $1.00 per share, appears in the section captioned “Description of Common Stock” contained in Cox’s registration statement on Form 8-A/A filed pursuant to Section 12(b) of the Securities Exchange Act of 1934 on February 15, 2002. That description is also incorporated herein by reference.

      All documents that Cox will file with the SEC, under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus supplement and prior to the termination of the offering shall be deemed to be incorporated by reference in, and to be a part of, this prospectus supplement from the date such documents are filed, other than any information furnished pursuant to Item 9 or Item 12 of Form 8-K or as otherwise permitted by SEC rules and regulations. Cox’s SEC file number for documents filed under the Securities Exchange Act is 1-6590. Cox will provide without charge, to any person who receives a copy of this prospectus supplement, upon such recipient’s written or oral request, a copy of any documents that this prospectus supplement incorporates by reference, other than exhibits to such incorporated documents, unless such exhibits are specifically incorporated by reference in such incorporated document. Requests should be directed to:

Susan W. Coker

Treasurer
Cox Communications, Inc.
1400 Lake Hearn Drive
Atlanta, Georgia 30319
Telephone: (404) 843-5000

Any statement contained in this prospectus supplement or in a document incorporated in, or deemed to be incorporated by reference to, this prospectus supplement shall be deemed to be modified or superseded, for purposes of this prospectus supplement, to the extent that a statement contained in any other subsequently filed document which also is incorporated by reference in, or is deemed to be incorporated by reference to, this prospectus supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

FORWARD-LOOKING STATEMENTS

      This prospectus supplement, as well as information incorporated by reference into this prospectus supplement, and the accompanying prospectus, include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are subject to a number of risks and uncertainties. Forward-looking statements include, but are not limited to, statements relating to our future plans, earnings, objectives, expectations, performance and similar projections, as well as any facts or assumptions underlying these statements or projections. Actual results and events could differ materially from those contemplated by these forward-looking statements as a result of various risks and uncertainties, such as those risks described in our annual report on Form 10-K, as amended, for the year ended December 31, 2002, and in our other filings with the SEC. In light of these risks and uncertainties, there can be no assurance that the results and events contemplated by the forward-looking statements contained or incorporated by reference in this prospectus supplement and the accompanying prospectus will in fact transpire. You should not place undue reliance on these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements.

ABOUT THIS PROSPECTUS SUPPLEMENT

      This prospectus supplement contains the terms of this offering of Cox notes. A description of the indenture governing the notes is contained and incorporated by reference in the accompanying prospectus. This prospectus supplement, or the information incorporated by reference in this prospectus supplement, may add, update or change information in the accompanying prospectus. If information in this prospectus supplement, or the information incorporated by reference in this prospectus supplement, is inconsistent with the accompanying prospectus, this prospectus supplement or the information incorporated by reference in this prospectus supplement will apply and will supersede that information in the accompanying prospectus.

      It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus in making your investment decision. You should also read and consider the information in the documents referred to in “Where You Can Find More Information” above.

PROSPECTUS

$2,000,000,000

COX COMMUNICATIONS, INC.

COX TRUST I

          The following are types of securities that we may offer and sell under this prospectus:

•	Class A common stock

•	Preferred Stock

•	Stock purchase contracts

•	Stock purchase units

•	Unsecured debt securities

•	Rights to purchase Class A common stock, preferred stock or debt securities

•	Junior subordinated debentures

      Our Class A common stock is listed on the New York Stock Exchange under the symbol “COX.”

      In addition, we, in conjunction with Cox Trust I, may offer and sell:

•	Guaranteed trust preferred securities

      When we offer securities, we will provide you with a prospectus supplement or term sheet describing the specific terms of the specific issue of securities, including the offering price of the securities. You should carefully read this prospectus and the prospectus supplements or term sheets relating to the specific issue of securities before you decide to invest in any of these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 22, 2003.

COX COMMUNICATIONS, INC.	1

COX TRUST I	2

USE OF PROCEEDS	3

RATIO OF EARNINGS TO FIXED CHARGES	3

DESCRIPTION OF CAPITAL STOCK	4

DESCRIPTION OF DEBT SECURITIES	7

DESCRIPTION OF JUNIOR SUBORDINATED DEBENTURES	19

DESCRIPTION OF TRUST PREFERRED SECURITIES	27

DESCRIPTION OF PREFERRED SECURITIES GUARANTEE	37

RELATIONSHIP AMONG THE TRUST PREFERRED SECURITIES, THE CORRESPONDING JUNIOR SUBORDINATED DEBENTURES AND THE PREFERRED SECURITIES GUARANTEE	40

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS	41

DESCRIPTION OF RIGHTS TO PURCHASE CLASS A COMMON STOCK, PREFERRED STOCK OR DEBT SECURITIES	42

PLAN OF DISTRIBUTION	43

LEGAL MATTERS	43

EXPERTS	43

FORWARD-LOOKING STATEMENTS	44

WHERE YOU CAN FIND MORE INFORMATION	44

INFORMATION INCORPORATED BY REFERENCE	44

i

COX COMMUNICATIONS, INC.

      Cox Communications, Inc. is a multi-service broadband communications company serving approximately 6.5 million customers nationwide. Cox is the nation’s fourth largest cable television provider and offers an array of broadband products and services to both residential and commercial customers in its markets. These services primarily include analog and digital video, high-speed Internet access and local and long-distance telephone.

      Cox’s business strategy is to leverage the capacity and capability of its broadband network to deliver multiple services to consumers and businesses while creating multiple revenue streams for Cox. Cox believes that aggressive investment in the technological capabilities of its broadband network, the long-term advantages of clustering, the competitive value of bundled services and its commitment to customer and community service will enhance its ability to continue to grow its cable operations and offer new services to existing and new customers.

      Cox’s principal executive offices are located at 1400 Lake Hearn Drive, N.E., Atlanta, Georgia 30319. Cox’s telephone number is (404) 843-5000, and its Internet address is http://www.cox.com. The information on Cox’s website is not part of this prospectus.

COX TRUST I

      Cox Trust I is a statutory business trust created under Delaware law pursuant to:

1.	a declaration of trust executed by Cox as sponsor for Cox Trust and by the initial trustees of Cox Trust; and

2.	the filing of a certificate of trust with the Delaware Secretary of State on July 7, 1999. Cox Trust exists for the exclusive purposes of:

•	issuing and selling trust preferred securities representing undivided beneficial interests in the assets of Cox Trust and trust common securities representing undivided beneficial interests in the assets of Cox Trust;

•	using the proceeds from the sale of such trust securities to acquire the related junior subordinated debentures or other debt securities of Cox; and

•	engaging only in those other activities necessary, advisable or incidental to these purposes.

      Cox’s junior subordinated debentures or other debt securities, as the case may be, will be the sole assets of Cox Trust and, accordingly, payments under the corresponding junior subordinated debentures or other debt securities, as the case may be, will be the sole revenues of Cox Trust.

      All of the trust common securities of Cox Trust will be owned by Cox and will rank equally, and payments will be made on trust common securities pro rata, with the trust preferred securities of Cox Trust, except that upon the occurrence and continuance of an event of default under the declaration of trust resulting from an event of default under the junior subordinated debenture indenture, the rights of Cox as the trust common securities holder to payments in respect of distributions and payments upon liquidation, redemption or otherwise will be subordinated to the rights of the holders of trust preferred securities of Cox Trust. See “Description of Trust Preferred Securities — Subordination of Trust Common Securities.” Cox will acquire trust common securities of Cox Trust in an aggregate liquidation amount equal to at least 3% of the total capital of Cox Trust. Cox Trust will dissolve on the date specified in the applicable prospectus supplement, but may dissolve earlier as provided in the declaration of trust.

      Cox Trust’s business and affairs are conducted by trustees who are appointed by Cox as the trust common securities holder. Unless otherwise specified in the prospectus supplement, the issuer trustees for Cox Trust will be The Bank of New York, as property trustee, The Bank of New York (Delaware), as Delaware trustee, and three individual trustees, who are referred to as administrative trustees, who are officers or employees of Cox. The Bank of New York, as property trustee, will act as sole indenture trustee under the declaration of trust. The Bank of New York will also act as indenture trustee under the preferred securities guarantee and the junior subordinated debenture indenture. See “Description of Debt Securities,” “Description of Junior Subordinated Debentures” and “Description of Preferred Securities Guarantee.” The trust common securities holder of Cox Trust or, if an event of default under the declaration of trust has occurred and is continuing, the holders of a majority in liquidation amount of the trust preferred securities of Cox Trust will be entitled to appoint, remove or replace Cox Trust’s property trustee and/or the Delaware trustee. In no event will the holders of trust preferred securities have the right to vote to appoint, remove or replace the administrative trustees; such voting rights will be vested exclusively in Cox as the trust common securities holder. The duties and obligations of the trustees will be governed by the declaration of trust.

      Cox, as issuer of the junior subordinated debentures or other securities, will pay all fees, expenses, debts and obligations (other than payments in respect of trust securities) related to Cox Trust and the offering of the trust preferred securities and will pay, directly or indirectly, all ongoing costs, expenses and liabilities of Cox Trust (other than payments in respect of trust securities).

      The principal executive office of Cox Trust is c/o Cox Communications, Inc., 1400 Lake Hearn Drive, N.E., Atlanta, Georgia 30319.

USE OF PROCEEDS

      Unless we state otherwise in the accompanying prospectus supplement, we intend to use the net proceeds from the sale of the securities offered in such prospectus supplement for general corporate purposes, which may include additions to working capital, repayment or redemption of existing indebtedness and financing of capital expenditures and acquisitions. We may borrow additional funds from time to time from public and private sources on both a long-term and short-term basis and may sell commercial paper or draw upon our bank credit facilities to fund our future capital and working capital requirements in excess of internally generated funds.

      The proceeds from the sale of trust preferred securities by Cox Trust will be invested in the junior subordinated debentures or other debt securities of Cox. Except as may otherwise be described in the prospectus supplement relating to such trust preferred securities, Cox expects to use the net proceeds from the sale of such junior subordinated debentures or other debt securities to Cox Trust for general corporate purposes. Any specific allocation of the proceeds to a particular purpose that has been made at the date of any prospectus supplement will be described therein.

RATIO OF EARNINGS TO FIXED CHARGES

      The following table sets forth the ratio of earnings to fixed charges of Cox for the periods indicated:

Year Ended December 31,

1998	1999	2000	2001	2002

12.3x	5.5x	5.3x	1.4x	(a)

(a)	For the year ended December 31, 2002, Cox’s fixed charges exceeded its earnings by approximately $329.9 million due primarily to net losses on investments of $1.3 billion offset by net gains on derivative instruments of $1.1 billion. The loss on investments included an $807.9 million decline in the fair value of certain investments, primarily Sprint PCS stock, considered to be other than temporary. These were non-cash charges and are not expected to impact Cox’s operations or liquidity going forward.

      Earnings for the years ended December 31, 1998, 1999, 2000, 2001 and 2002 include net gains (losses) of $2.5 billion, $1.6 billion, $3.3 billion, $939.2 million, and $(195.5) million, respectively, from sales and exchanges of cable systems, investments and derivative instruments.

      For purposes of this computation, earnings are defined as income before income taxes and, excluding losses and undistributed earnings on equity method investments, minority interests and fixed charges excluding capitalized interest. Fixed charges are the sum of:

•	interest cost including capitalized interest and amortization of debt premiums, discounts and capitalization expenses related to indebtedness;

•	estimated interest component of rent expense; and

•	distributions on capital and preferred securities of subsidiary trusts.

      While we have a series of preferred stock outstanding, the holders of such preferred stock are entitled to dividends only when, and to the extent that, our board of directors declares such dividends. Our board has never declared a dividend on our preferred stock and does not intend to do so in the foreseeable future. Accordingly, the data in the above table also represents our combined ratio of earnings to fixed charges and preferred stock dividends for the periods presented.

DESCRIPTION OF CAPITAL STOCK

      The following description of Cox’s capital stock sets forth general terms and provisions of the particular issuance of capital stock to which any prospectus supplement may relate. The prospectus supplement will describe the particular terms of any sale of capital stock and the extent, if any, to which such general provisions will not apply to such sale. The following description also sets forth selected provisions of Cox’s certificate of incorporation, as amended, and bylaws. This description is a summary only and is qualified in its entirety by Cox’s certificate of incorporation and bylaws, which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

      Cox’s certificate of incorporation authorizes Cox to issue 671,000,000 shares of Class A common stock, 62,000,000 shares of Class C common stock and 10,000,000 shares of preferred stock. As of February 28, 2003, there were outstanding 592,612,071 shares of Class A common stock, 27,597,792 shares of Class C common stock and 4,836,372 shares of Series A convertible preferred stock.

Common Stock

      Except with respect to voting, transfer and convertibility, shares of Class A common stock and shares of Class C common stock are identical in all respects. Class A common stockholders are entitled to one vote per share, while Class C common stockholders are entitled to ten votes per share. The shares of Class C common stock are subject to significant transfer restrictions.

      Voting. The Class A common stockholders and the Class C common stockholders vote together as a single class on all actions, except that the affirmative vote of the holders of a majority of outstanding shares of Class A common stock and Class C common stock voting separately as a class is required:

•	to approve any amendment to Cox’s certificate of incorporation that would alter or change the powers, preferences or special rights of such class in a way that adversely affects the holders of such class; and

•	to approve such other matters as may require a class vote under the Delaware General Corporation Law.

      Dividends and other distributions. Each share of common stock is equal in respect of dividends and other distributions in cash, stock or property, including distributions upon Cox’s liquidation or a sale of all or substantially all of Cox’s assets. However, in the case of dividends or other distributions payable on either class of common stock in shares of such stock, including distributions pursuant to stock splits or dividends, only Class A common stock will be distributed with respect to outstanding Class A common stock and only Class C common stock will be distributed with respect to outstanding Class C common stock. Neither the Class A common stock nor the Class C common stock will be split, divided or combined unless each other class is proportionately split, divided or combined. Cox has never declared or paid cash dividends on Cox’s Class A common stock and currently intends to retain any future earnings for use in developing and operating Cox’s businesses. Accordingly, Cox does not expect to pay cash dividends on the Class A common stock in the foreseeable future.

      Restrictions on transfer of Class C common stock; convertibility of Class C common stock into Class A common stock. Cox Holdings, Inc. and Cox DNS, Inc. hold all of the shares of Class C common stock currently outstanding. Cox Holdings and Cox DNS are wholly owned subsidiaries of Cox Enterprises. Shares of Class C common stock are convertible at any time, or from time to time, at the Class C stockholder’s option, into Class A common stock on a share-for-share basis. Shares of Class C common stock will be converted automatically into shares of Class A common stock on a share-for-share basis:

•	at any time Cox’s board of directors and the holders of a majority of the shares of Class C common stock then outstanding approve conversion of all shares of Class C common stock into Class A common stock;

•	if the Class A common stock is precluded from trading on any national securities exchange or national quotation system as a result of the Class C common stock’s existence;

•	upon election by Cox’s board of directors in connection with the approval of any sale or lease of all or substantially all of Cox’s assets or any merger, consolidation, liquidation or dissolution; or

•	upon election by Cox’s board of directors, after the board has determined there has been a material adverse change in the outstanding Class A common stock’s liquidity, marketability or market value due to its exclusion from a national exchange or quotation system or due to federal or state legal requirements, in either case because of the Class C common stock’s existence.

      Liquidation, dissolution or winding up. In the event of any liquidation, dissolution or winding up, whether voluntary or not, the Class A common stockholders and the Class C common stockholders shall be entitled to share ratably, according to their respective interests, in Cox’s assets which remain after payment, or provision for payment, of Cox’s debts and other liabilities and the preferential amounts due to the holders of any stock ranking prior to the common stock in the distribution of assets.

Preferred Stock

      Cox may issue preferred stock with such designations, powers, preferences and other rights and qualifications, limitations and restrictions as Cox’s board of directors may authorize, without further action by Cox’s shareholders, including but not limited to:

•	the distinctive designation of each series and the number of shares that will constitute the series;

•	the voting rights, if any, of shares of the series;

•	the dividend rate on the shares of the series, any restriction, limitation or condition upon the payment of dividends, whether dividends will be cumulative and the dates on which dividends are payable;

•	the prices at which, and the terms and conditions on which, the shares of the series may be redeemed, if the shares are redeemable;

•	the purchase or sinking fund provisions, if any, for the purchase or redemption of shares in the series;

•	any preferential amount payable upon shares of the series in the event of the liquidation, dissolution or winding up or the distribution of its assets; and

•	the prices or rates of conversion at which, and the terms and conditions on which, the shares of such series may be converted into other securities, if such shares are convertible.

Series A Convertible Preferred Stock

      In October 1998, Cox completed the acquisition of a cable television system located in Las Vegas, Nevada, and certain related businesses previously owned by Prime South Diversified, Inc. Cox issued shares of Series A preferred stock as part of the consideration for the acquisition.

      Dividends. Series A preferred stockholders are entitled to dividends only when, and to the extent that, Cox’s board of directors declares such dividends.

      Voting. Series A preferred stockholders are entitled to one vote per share, and such holders vote together with the holders of Class A common stock and Class C common stock on all matters upon which the holders of the Class A common stock and Class C common stock are entitled to vote.

      Conversion. Shares of the Series A preferred stock are convertible into shares of Class A common stock at the preferred stockholders’ option only after October 1, 2003, a change in control of Cox or notification of liquidation of Cox, whichever event occurs first. Shares of the Series A preferred stock are convertible into shares of Class A common stock according to a formula based upon 20.0% of the fair value of Cox’s subsidiary that holds the Las Vegas cable system and the average closing price of the Class A common stock over a specified ten-day period. Shares of the Series A preferred stock will convert automatically into shares of Class A common stock if Cox’s subsidiary that holds the Las Vegas cable system makes a distribution on its capital stock or upon the sale of all or substantially all of that subsidiary’s assets, according to the formula described above.

      Redemption. At any time after October 1, 2028 or in the event that certain holders of the Series A preferred stock no longer hold the investment power with respect to at least 50% of the then outstanding shares of Series A preferred stock, Cox may redeem all, but not less than all, of the outstanding shares of Series A preferred stock at a price per share of $22.1375 plus any accrued and unpaid dividends.

      Right of First Offer for Series A preferred stock. The holders of the Series A preferred stock have agreed that, prior to any sale of shares of Series A preferred stock, such shares will be offered to Cox. Additionally, the holders of the Series A preferred stock have agreed to sell shares of Series A preferred stock only for cash.

Anti-Takeover Provisions

      Cox’s certificate of incorporation contains a supermajority provision requiring that business combination transactions between Cox and persons who beneficially own 5% or more of Cox’s voting stock, referred to as “related persons,” be approved by the holders of at least 80% of Cox’s voting stock as well as the holders of a majority of the voting stock held by persons other than related persons. This voting provision does not apply to any business combination that is approved by a majority of Cox’s directors that are unaffiliated with the related persons. Additionally, the 80% voting requirement does not apply to business combinations in which Cox’s stockholders are to receive, in exchange for their capital stock, cash, securities or other property, assuming certain fair price standards are met, as more fully described in Cox’s certificate of incorporation. This voting provision may make it more difficult for a party to effect a business combination with Cox.

      Section 203 of the Delaware General Corporation Law prohibits Cox from engaging in a business combination with an interested stockholder. This restriction applies for three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A business combination includes mergers, asset sales and other transactions resulting in a financial benefit to an interested stockholder. Generally, an interested stockholder is a person who, together with affiliates and associates, owns, or within the past three years did own, 15% or more of Cox’s voting stock. Section 203 could delay, defer or prevent a change in control of Cox. It might also reduce the price that investors might be willing to pay in the future for shares of common stock.

Transfer Agent

      The transfer agent and registrar for the Class A common stock is Wachovia National Bank.

DESCRIPTION OF DEBT SECURITIES

General

      The following description of the terms of the debt securities sets forth selected general terms and provisions of the particular issuance of debt securities to which any prospectus supplement may relate. The prospectus supplement will describe the particular terms of any debt securities and the extent, if any, to which such general provisions will not apply to those debt securities.

      The debt securities will be issued from time to time in one or more series under an indenture, dated as of June 27, 1995, as supplemented, between Cox and The Bank of New York, as trustee. A copy of the indenture, as supplemented, is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.

      The indenture provides that Cox may issue debt securities from time to time in one or more series and does not limit the aggregate principal amount of debt securities Cox may issue. The following summary of selected provisions of the indenture and the debt securities does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the indenture, including the definitions of selected terms which it contains as well as those terms which the Trust Indenture Act of 1939, as amended, requires be incorporated.

      Cox refers you to the prospectus supplement for the following terms and other possible terms of each series of debt securities in respect of which this prospectus is being delivered, to the extent such terms are applicable to such debt securities:

•	the classification, specific designation, date, aggregate principal amount, purchase price and denomination of the debt securities;

•	the currency or units based on or relating to currencies in which such debt securities are denominated and/or in which principal, premium, if any, and/or interest will or may be payable;

•	the formula, if any, upon which Cox may determine from time to time the principal amount of debt securities outstanding;

•	any date of maturity, which may be fixed or extendible;

•	the interest rate or rates or the method by which the interest rate or rates will be determined, if any;

•	the dates on which any interest will be payable, Cox’s right, if any, to extend or defer the interest period and the duration of extensions or deferrals;

•	the place or places where the principal of, premium, if any, and interest on the debt securities will be payable;

•	any repayment, redemption, prepayment or sinking fund provisions and any provisions related to the purchase of debt securities at the option of the holders;

•	whether the debt securities will be issuable in global form, and, if so, the identity of the depositary, or in registered and/or bearer form and, if bearer securities are issuable, any restrictions applicable to the exchange of one form for another and to the offer, sale and delivery of bearer securities;

•	the terms, if any, on which debt securities may be converted into or exchanged for stock or other securities of Cox or other entities or for cash, any specific terms relating to the adjustment of the conversion or exchange terms, and the period during which debt securities may be so converted or exchanged;

•	any applicable United States federal income tax consequences, including whether and under what circumstances Cox will pay additional amounts on debt securities held by a person who is not a U.S. person, as defined in the prospectus supplement, in respect of any tax, assessment or governmental charge withheld or deducted and, if so, whether Cox will have the option to redeem debt securities rather than pay such additional amounts;

•	the subordination provisions, if any, relating to the debt securities; and

•	any other specific terms of the debt securities, including any additional events of default or covenants provided for with respect to debt securities, and any terms which may be required by or advisable under applicable laws or regulations.

      Holders may present debt securities for exchange, and holders of registered debt securities may present them for transfer, in the manner, at the places and subject to the restrictions set forth in the debt securities and the prospectus supplement. Cox will provide these services without charge, other than any tax or other governmental charge payable in that connection, but subject to the limitations provided in the indenture. Debt securities in bearer form and the coupons, if any, pertaining to such debt securities will be transferable by delivery.

      Debt securities may bear interest at a fixed rate or a floating rate. Debt securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate will be sold at a discount below their stated principal amount. Special United States federal income tax considerations applicable to any discounted debt securities or to certain debt securities issued at par, which are treated as having been issued at a discount for United States federal income tax purposes, will be described in the accompanying prospectus supplement.

      Cox may issue debt securities from time to time, with the principal amount payable on any principal payment date, or the amount of interest payable on any interest payment date, to be determined by reference to one or more currency exchange rates, commodity prices, equity indices or other factors. Holders of these debt securities may receive a payment of principal on any principal payment date, or a payment of interest on any interest payment date, that is greater or less than the amount of principal or interest otherwise payable on those dates, depending upon the value of the applicable currency, commodity, equity index or other factor on those dates. Information as to the methods Cox will use to determine the amount of principal or interest payable on any date, the currencies, commodities, equity indices or other factors to which the amount payable on that date is linked and certain additional tax considerations will be set forth in the applicable prospectus supplement.

      Unless Cox indicates otherwise in the accompanying prospectus supplement, the debt securities will be issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiples of $1,000. Unless Cox specifies otherwise in the prospectus supplement, the principal amount of the debt securities will be payable at the corporate trust office of the trustee in New York, New York. Holders may present the debt securities for transfer or exchange at that office unless Cox specifies otherwise in the prospectus supplement, subject to the limitations provided in the indenture and without any service charge, but Cox may require payment of a sum sufficient to cover any tax or other governmental charges payable.

Concerning the Trustee

      The Bank of New York is the trustee under the indenture and has been appointed by Cox as registrar and paying agent with regard to the debt securities. The trustee is a depository for funds and performs other services for, and transacts other banking business with, Cox in the normal course of business. An affiliate of the trustee has performed investment banking services for Cox from time to time and has received customary fees for such services.

Ranking

      Unless Cox specifies otherwise in a prospectus supplement for a particular series of debt securities, all series of debt securities will be senior indebtedness of Cox and will be direct, unsecured obligations, ranking equally with all of Cox’s other unsecured and unsubordinated obligations.

      Cox conducts most of its operations through its subsidiaries. Therefore, Cox’s rights and the rights of Cox’s creditors, including holders of the debt securities, to participate in the assets of any subsidiary upon such subsidiary’s liquidation or recapitalization will be subject to the prior claims of the subsidiary’s creditors, except to the extent Cox may be a creditor with recognized claims against the subsidiary.

Certain Covenants

      The indenture contains covenants, including, among others, the following:

      Limitation on liens. Cox will not, and will not permit any restricted subsidiary to, create, incur or assume any lien, other than permitted liens on restricted property incurred to secure the payment of Indebtedness of Cox or any restricted subsidiary, if, immediately after the creation, incurrence or assumption of such lien, the aggregate outstanding principal amount of all Indebtedness of Cox and its restricted subsidiaries that is secured by liens, other than permitted liens, on restricted property would exceed the greater of:

•	$200 million; or

•	15% of the aggregate outstanding principal amount of all Indebtedness of Cox and its restricted subsidiaries, whether or not so secured,

unless effective provision is made such that, at Cox’s determination, the debt securities together with any other Indebtedness of equal ranking, whether then existing or later created, are secured equally and ratably with, or prior to, such Indebtedness, but only for as long as such Indebtedness is so secured.

      Limitation on Indebtedness of restricted subsidiaries. Cox will not permit any restricted subsidiary to incur or assume any Indebtedness if, immediately after the incurrence or assumption of such Indebtedness, the aggregate outstanding principal amount of all Indebtedness of the restricted subsidiaries would exceed the greater of:

•	$200 million; or

•	15% of the aggregate outstanding principal amount of all Indebtedness of Cox and its restricted subsidiaries;

provided that, in any event, a restricted subsidiary may incur Indebtedness to extend, renew or replace its own Indebtedness to the extent that the principal amount of the Indebtedness so incurred does not exceed the level of the principal amount of the Indebtedness immediately prior to such extension, renewal or replacement plus any premium, accrued and unpaid interest or capitalized interest payable on the previous amount.

      Designation of subsidiaries. Cox may designate a restricted subsidiary as an unrestricted subsidiary or designate an unrestricted subsidiary as a restricted subsidiary at any time, provided that:

•	immediately after giving effect to such designation, the restricted group’s leverage ratio is not greater than 7:1 and Cox and its restricted subsidiaries are in compliance with the “Limitation on liens” and “Limitation on Indebtedness of restricted subsidiaries” covenants; and

•	Cox delivers an officers’ certificate with respect to such designation, to the trustee, within 75 days after the end of Cox’s fiscal quarter in which it made such designation, or, in the case of a designation made during the last fiscal quarter of Cox’s fiscal year, within 120 days after the end of such fiscal year. The officers’ certificate shall state the effective date of such designation.

      Mergers or sales of assets. The indenture provides that Cox may not merge with or into or consolidate with another entity or convey, transfer or lease all or substantially all of its assets to another entity unless:

•	either (1) Cox is the surviving corporation or (2) the resulting, surviving or transferee entity is a corporation organized and existing under the laws of the United States, any state of the United

States or the District of Columbia and expressly assumes all of Cox’s obligations under the debt securities and the indenture; and

•	immediately after giving effect to such transaction, no event of default has occurred.

      Other than as described above, the indenture does not contain any provisions that would limit the ability of Cox or its subsidiaries to incur indebtedness or that would afford holders of debt securities protection in the event of a sudden and significant decline in Cox’s credit quality or a takeover, recapitalization or highly-leveraged or similar transaction involving Cox. Accordingly, Cox could in the future enter into transactions that could increase the amount of indebtedness outstanding at that time or otherwise affect its capital structure or credit rating.

Definitions

      Indebtedness means, without duplication, with respect to any entity:

•	any indebtedness of such entity for borrowed money or indebtedness of such entity evidenced by a note, debenture or similar instrument, including a purchase money obligation which was given in connection with the acquisition of any property or assets, including securities;

•	any guarantee by such entity of any indebtedness of others as described in the preceding clause; and

•	any amendment, extension, renewal or refunding of any such indebtedness or guarantee.

      The term Indebtedness excludes:

•	any indebtedness of Cox or of any its restricted subsidiaries to Cox or another restricted subsidiary;

•	any guarantee by Cox or any restricted subsidiary of indebtedness of Cox or another restricted subsidiary;

•	trade accounts payable; and

•	letters of credit, performance bonds and similar obligations issued in favor of governmental or franchising authorities as a term of a cable television franchise or other governmental franchise, license, permit or authorization held by such entity or any of its subsidiaries.

      Leverage ratio with respect to the restricted group means, as of the date of and after giving effect to any designation of an unrestricted subsidiary as a restricted subsidiary, or any designation of a restricted subsidiary as an unrestricted subsidiary, in each case in accordance with the “Designation of Subsidiaries” covenant, the ratio of:

•	the aggregate outstanding principal amount of all Indebtedness of the restricted group as of such date;

        to

•	the product of four times the restricted group cash flow for the most recent full fiscal quarter for which financial information is available on such date.

      Permitted liens means:

1.	Any lien which arises out of a judgment or award against Cox or any restricted subsidiary, with respect to which Cox or such restricted subsidiary, at the time, shall be prosecuting an appeal or proceeding for review, or with respect to which the period within which such appeal or proceeding for review may be initiated shall not have expired, and with respect to which:

•	Cox or such restricted subsidiary shall have secured a stay of execution pending such appeal or proceeding for review; or

•	Cox or such restricted subsidiary shall have posted a bond or established adequate reserves, in accordance with generally accepted accounting principles, for the payment of such judgment or award;

2.	Any lien upon any real or personal property or interest in such property belonging to Cox or a restricted subsidiary and existing at the time the property or interest was acquired, or securing payment of Indebtedness which Cox or the restricted subsidiary incurred to finance some or all of the purchase price of, or cost of construction of or improvements on, any such property or interest therein; provided that:

•	the outstanding principal amount of the Indebtedness secured by such lien does not at any time exceed 100% of the greater of the purchase price for or the fair value of such real or personal property or interest;

•	such lien does not encumber or constitute a charge against any other restricted property owned by the restricted group, except that in the case of construction or improvement, the lien may extend to unimproved real property on which the property so constructed or the improvement is located; and

•	the indebtedness secured by such lien would be permitted to be incurred under the covenant described under “— Certain Covenants — Limitation on Indebtedness of restricted subsidiaries;” and

3.	Any lien representing the extension, renewal or replacement, or successive extensions, renewals or replacements, of liens referred to in paragraph (2) above; provided that the principal of the Indebtedness thus secured does not exceed

•	the principal of the Indebtedness secured immediately prior to such extension, renewal or replacement, plus

•	any accrued and unpaid interest or capitalized interest payable;

             and such extension, renewal or replacement shall be limited to:

•	all or a part of the property or interest subject to the lien so extended, renewed or replaced, plus

•	improvements and construction on such property.

      The outstanding principal amount of Indebtedness secured by a lien permitted by paragraph (2) or (3) above or, if less, the fair value of the property or interest thus secured, shall be included in the calculation of the aggregate outstanding principal amount of Indebtedness secured by liens on restricted property, for purposes of determining whether a lien, other than a permitted lien, may be incurred in compliance with the covenant described under “— Certain Covenants — Limitation on liens.”

      Principal property means, as of any date of determination, any property or assets which any restricted subsidiary owns other than:

•	property which, in the good faith opinion of Cox’s board of directors, is not of material importance to the business conducted by Cox and its restricted subsidiaries taken as a whole; and

•	any shares of any class of stock or any other security of any unrestricted subsidiary.

      Restricted group means, as of any date of determination, Cox and the restricted subsidiaries as of such date and after giving effect to any designation being made on such date in accordance with the “Designation of subsidiaries” covenant.

      Restricted group cash flow for any period means the restricted group’s net income for such period,

      plus

      the sum, without duplication, of the aggregate of each of the following items of Cox and the restricted subsidiaries for such period, to the extent taken into account as charges to restricted group net income for such period:

•	interest expense;

•	income tax expense;

•	depreciation and amortization expense and other noncash charges;

•	extraordinary items; and

•	after-tax losses on sales of assets outside of the ordinary course of business, which otherwise are not included in extraordinary items in accordance with generally accepted accounting principles;

      minus

      the sum, without duplication, of the aggregate of each of the following items of Cox and the restricted subsidiaries for such period, to the extent taken into account as credits to restricted group net income for such period:

•	noncash credits;

•	extraordinary items; and

•	after-tax gains on sales of assets outside of the ordinary course of business, which otherwise are not included in extraordinary items in accordance with generally accepted accounting principles.

      For purposes of this definition:

•	Restricted group net income for any period means the aggregate of the net income or loss of Cox and its restricted subsidiaries for such period, determined on a consolidated basis in accordance with generally accepted accounting principles; provided that the net income or loss of any entity accounted for by the equity method of accounting, and the net income or loss of any unrestricted subsidiary, shall be excluded. However, the net income of any such entity or unrestricted subsidiary shall be included to the extent of the amount of dividends or distributions such entity or unrestricted subsidiary pays to Cox or a restricted subsidiary during such period; and

•	if Cox or any restricted subsidiary consummated any acquisition or disposition of assets during the period for which restricted group cash flow is being calculated, or consummated any acquisition or disposition of assets subsequent to such period and on or prior to the date as of which the leverage ratio is to be determined, then, in each such case, the restricted group cash flow for such period shall be calculated on a pro forma basis, instead of as a pooling of interests, if applicable, as if such acquisition or disposition had occurred at the beginning of such period.

      Restricted property means, as of any date of determination, any principal property and any shares of stock of a restricted subsidiary which Cox or a restricted subsidiary owns.

Defaults

      An event of default with respect to debt securities of any series is defined in the indenture as:

1.	a default in the payment of interest when due on the debt securities of that series which continues for 30 days;

2.	a default in the payment of principal of or premium, if any, on any debt security of that series when due, whether at its stated maturity, upon redemption, upon required repurchase, by declaration or otherwise;

3.	Cox’s failure to comply with its obligations under “— Certain Covenants — Mergers or sales of assets” above;

4.	Cox’s failure to comply, within 60 days after notice provided in accordance with the terms of the indenture, with any of its other covenants or agreements contained in the indenture with respect to that series of debt securities, including its obligations under the covenants described above under “— Certain Covenants — Limitation on liens,” “— Limitation on Indebtedness of restricted subsidiaries” or “— Designation of subsidiaries,” provided that this provision does not apply to defaults in covenants for which the indenture specifically provides otherwise;

5.	Indebtedness of Cox or any restricted subsidiary is not paid within any applicable grace period after final maturity or is accelerated by its holders because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds 5% of the aggregate outstanding principal amount of all Indebtedness of Cox and the restricted subsidiaries;

6.	certain events of bankruptcy, insolvency or reorganization of Cox or a restricted subsidiary;

7.	failure to make a sinking fund payment when due on the debt securities of that series; or

8.	any other events of default specified for that series of debt securities.

      Except as described in the third sentence of this paragraph, if an event of default occurs and is continuing with respect to a particular series of debt securities, the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of such series may declare the principal of and accrued but unpaid interest on all the debt securities of such series to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. If an event of default relating to specific events of bankruptcy, insolvency or reorganization of Cox occurs and is continuing, the principal of and interest on all the debt securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holders of the debt securities. Under some circumstances, the holders of a majority in principal amount of the outstanding debt securities of a series may rescind any acceleration and its consequences with respect to the debt securities of that series.

      Subject to the provisions of the indenture relating to the duties of the trustee, if an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of the debt securities of any series, unless such holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no debt security holder may pursue any remedy with respect to the indenture or the debt securities of its series unless:

•	that holder has previously given the trustee notice that an event of default is continuing;

•	holders of at least 25% in principal amount of the outstanding debt securities of such series have requested the trustee to pursue the remedy;

•	those holders have offered the trustee reasonable security or indemnity against any loss, liability or expense;

•	the trustee has not complied with such request within 60 days of receiving it with an offer of security or indemnity; and

•	the holders of a majority in principal amount of the outstanding debt securities of such series have not given the trustee a direction inconsistent with such request within such 60-day period.

      Subject to some restrictions, the holders of a majority in principal amount of the outstanding debt securities of any series are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or of exercising any trust or power conferred on the trustee. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder of a debt security of the same series, or that would involve the trustee in personal liability.

      The indenture provides that if a default occurs and is continuing with respect to a particular series of debt securities and is known to the trustee, the trustee must mail notice of the default within 90 days after it occurs to each holder of the debt securities of such series. Except in the case of a default in the payment of principal of, or premium, if any, or interest on any debt security, the trustee may withhold notice if and so long as a committee of its directors or trust officers determines that withholding notice is in the interests of the holders of the debt securities of such series. In addition, Cox must deliver to the trustee, within 120 days after the end of each fiscal year, an officers’ certificate indicating whether the signers thereof know of any default that occurred during the previous year. Cox also is required to deliver to the trustee, within 30 days after its occurrence, written notice of any events which would constitute certain defaults, their status and what action Cox is taking or proposes to take.

      Prior to the acceleration of the maturity of the debt securities of any series, the holders of a majority in aggregate principal amount of the outstanding debt securities of that series may on behalf of all the debt securities and any related coupons of that series waive any past default or event of default, except:

•	a default in the payment of the principal of, and premium, if any, or interest on, any of the debt securities or in the payment of any related coupon; and

•	a default that cannot be waived without the consent of each holder affected.

      A waiver will serve to end such default, to cure any event of default, and to restore Cox, the trustee and holders of the affected debt securities to their former positions and rights. No such waiver will extend to any subsequent or other default.

Amendments and Waivers

      Subject to specific exceptions, the indenture may be amended with respect to a series of debt securities with the consent of the holders of a majority in principal amount then outstanding of the debt securities of that series, including consents obtained in connection with a tender offer or exchange for the debt securities. Any past default or compliance with any provisions also may be waived with such a consent of the holders of a majority in principal amount then outstanding of the debt securities of such series. However, without the consent of each holder of an outstanding debt security of that series, no amendment may, among other things:

•	reduce the amount of debt securities of that series whose holders must consent to an amendment;

•	reduce the rate of, or extend the time for, payment of interest on any debt security of that series;

•	reduce the principal of or extend the stated maturity of any debt security of that series;

•	reduce the premium payable upon the redemption of any debt security of that series, or change the time at which any debt security of that series may or shall be redeemed;

•	make any debt securities of that series payable in a currency other than that stated in the debt securities of such series;

•	in the case of any subordinated debt securities, make changes to the subordination provisions of such securities that would adversely affect the rights of holders of such securities;

•	release any security that may have been granted in respect of the debt securities; or

•	make any change (1) affecting the rights of holders of a majority in principal amount of the outstanding debt securities of that series to direct the time, method and place of conducting proceedings for any remedy available to the trustee, (2) in the amendment provisions which require each holder’s consent, or (3) in the waiver provisions.

      Without the consent of any of the debt securities holders, Cox and the trustee may amend the indenture:

•	to cure any ambiguity, omission, defect or inconsistency;

•	to provide for the assumption by a successor entity of Cox’s obligations under the indenture;

•	to provide for uncertificated debt securities in addition to or in place of certificated debt securities;

•	to add guarantees with respect to the debt securities;

•	to secure the debt securities;

•	to add to the covenants for the benefit of holders of all or any series of the debt securities and to make a default of that additional covenant an event of default under the indenture for all or any series of debt securities;

•	to surrender any right or power conferred upon Cox;

•	to convey, transfer, assign, mortgage or pledge any property to or with the trustee, or to make such other provisions in regard to matters or questions arising under this indenture as shall not adversely affect the interests of any holders of debt securities;

•	to make any change that does not adversely affect the rights of any debt securities holder;

•	to provide for a successor or separate trustee with respect to the debt securities of one or more series; or

•	to comply with any requirement of the Securities and Exchange Commission (SEC) in connection with the qualification of the indenture under the Trust Indenture Act.

      The indenture does not require the debt securities holders to give consent approving the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

      After an amendment under the indenture becomes effective, Cox is required to mail to holders of the debt securities of the affected series a notice briefly describing such amendment. However, Cox’s failure to give such notice to all holders of the debt securities of such series, or any defect in such notice, will not impair or affect the validity of the amendment.

Defeasance

      Cox at any time may terminate all its obligations with respect to a particular series of debt securities, and under the indenture, with respect to the legal defeasance of such series, except for specific obligations including:

•	those respecting the defeasance trust;

•	to register the transfer or exchange of the debt securities;

•	to replace mutilated, destroyed, lost or stolen debt securities; and

•	to maintain a registrar and paying agent in respect of the debt securities.

      Cox at any time may terminate its obligations with respect to a series of debt securities under the covenants described under “— Certain Covenants,” other than the covenants described under “— Mergers or sales of assets,” and any other restrictive covenants described in the accompanying prospectus supplement relating to that series, as well as the operation of the cross-acceleration provision and the bankruptcy provisions described under “— Defaults” above.

      Cox may exercise its legal defeasance option notwithstanding its prior exercise of the covenant defeasance option. If Cox exercises its legal defeasance option with respect to a particular series of debt securities, payment of the debt securities of that series may not be accelerated because of an event of default with respect thereto. If Cox exercises its covenant defeasance option with respect to a particular series of debt securities, payment of the debt securities of such series may not be accelerated because of an event of default as specified in paragraphs (4), (5) or (6) under “— Defaults” above, with respect to restricted subsidiaries only, or paragraph (8) under “— Defaults” above, except to the extent that any of the agreements or covenants referenced in such paragraphs remain applicable.

      In order to exercise either defeasance option with respect to a particular series of debt securities, Cox must deposit irrevocably in trust, with the trustee, money or U.S. Government obligations, which trust will be known as the defeasance trust. Through the payment of interest and principal on the debt securities in accordance with their terms the defeasance trust will provide money in an amount sufficient to pay all the principal, including any mandatory sinking fund payments, of, premium, if any, on, and interest on the debt securities of that series, to redemption or maturity, as the case may be. Cox also must comply with other specified conditions, including delivery to the trustee of an opinion of counsel to the effect that:

•	holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of such deposit and defeasance;

•	holders of the debt securities of that series will be subject to United States federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred;

•	in the case of legal defeasance only, that opinion of counsel must be based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law; and

•	the creation of the defeasance trust will not violate the Investment Company Act of 1940, as amended.

      In addition, Cox must deliver to the trustee an officer’s certificate stating that Cox did not make such deposit with the intent of preferring the debt securities holders over other of Cox’s creditors, or with the intent of defeating, hindering, delaying or defrauding its creditors or the creditors of others.

Transfer

      Holders may transfer or exchange the debt securities in accordance with the indenture. Unless Cox indicates otherwise in the applicable prospectus supplement, Cox will issue the debt securities in registered form and they will be transferable only upon the surrender of such debt securities for registration of transfer. Cox may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with certain transfers or exchanges. Cox is not required to transfer or exchange any debt security selected for redemption. In addition, Cox is not required to transfer or exchange any debt security for a period of 15 days before a selection of debt securities to be redeemed or before any interest payment date.

Governing Law

      The indenture provides that it and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

Global Securities

      Cox may issue the registered debt securities of a series in the form of one or more fully registered global securities which will be deposited with a depositary, or with a nominee for the depositary, as identified in the prospectus supplement relating to such series. A registered global security will be registered in the name of the depositary or its nominee. If registered debt securities are issued in global form, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding registered debt securities of the series to be represented by those registered global securities. Unless and until it is exchanged in whole for debt securities in definitive registered form, a registered global security may not be transferred except as a whole by the depositary:

•	to its nominee;

•	by its nominee to such depositary or another such nominee; or

•	by the depositary or any of its nominees to a successor of that depositary or the successor’s nominee.

      The specific terms of the depositary arrangement with respect to any portion of a series of debt securities to be represented by a registered global security will be described in the prospectus supplement relating to such series. Cox anticipates that the following provisions will apply to all depositary arrangements.

      Ownership of beneficial interests in a registered global security will be limited to persons, who will be referred to as participants, who have accounts with the depositary for such registered global security, or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit the participants’ accounts, on its book-entry registration and transfer system, with the respective principal amounts of the debt securities represented by such registered global security and beneficially owned by those participants. The accounts to be credited shall be designated by any dealers, underwriters or agents participating in the distribution of those debt securities, or by Cox if it offers and sells such debt securities directly. Ownership of beneficial interests in such registered global security will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary with respect to participants’ interests, and on the records of participants with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability of those purchasers to own, transfer or pledge beneficial interests in registered global securities.

      So long as the depositary for a registered global security, or its nominee, is the registered owner of that registered global security, that depositary or that nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by such registered global security for all purposes under the indenture. Except as set forth below, owners of beneficial interests in a registered global security will not be entitled to have the debt securities registered in their names, will not receive or be entitled to receive physical delivery of such debt securities in definitive form and will not be considered the owners or holders of the debt securities under the indenture. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for such registered global security and, if such person is not a participant, on the procedures of the participant through which that person owns its interest, to exercise any rights a holder possesses under the indenture. Cox understands that under existing industry practices, if Cox requests any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action which a holder is entitled to give or take under the indenture, as the case may be, the depositary for such registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and such participants would authorize beneficial owners owning through such participants to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

      Principal, premium, if any, and interest payments on debt securities represented by a registered global security registered in the name of a depositary or its nominee will be made to such depositary or its nominee, as the case may be, as the registered owner of such registered global security. None of Cox, the trustee, the registrar or any other agent of Cox, of the trustee or of the registrar will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in such registered global security, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

      Cox expects that the depositary for any debt securities represented by a registered global security, or its nominee, upon receipt of any payment of principal, premium or interest in respect of the registered global security, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests as shown on the records of such depositary or its nominee. Cox also expects that payments by participants to owners of beneficial interests in the registered global security held through such participants will be governed by standing customer instructions and customary practices, and will be the responsibility of those participants, as is now the case with the securities held for the accounts of customers in bearer form or registered in street name.

      If the depositary for any debt securities represented by a registered global security is at any time unwilling or unable to continue as depositary, or ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended, and Cox does not appoint a successor depositary registered as a clearing agency under the Exchange Act within 90 days, Cox will issue such debt securities in definitive form in exchange for such registered global security. In addition, Cox may at any time and in its sole discretion determine not to have any of the debt securities of a series represented by one or more registered global securities and, in such event, will issue such debt securities in definitive form in exchange for all of the registered global securities representing such debt securities. Any debt securities issued in definitive form in exchange for a registered global security will be registered in such name or names as the depositary shall instruct the trustee or the registrar. Cox expects that such instructions, with respect to ownership of beneficial interests in the registered global security, will be based upon directions received by the depositary from participants.

DESCRIPTION OF JUNIOR SUBORDINATED DEBENTURES

General

      The junior subordinated debentures will be issued in one or more series under a junior subordinated debenture indenture, as supplemented from time to time, between Cox and The Bank of New York, as the debenture trustee. The junior subordinated debenture indenture has been qualified under the Trust Indenture Act and is subject to, and governed by, the Trust Indenture Act and is included as an exhibit to the registration statement of which this prospectus is a part. This summary of certain terms and provisions of the junior subordinated debentures and the junior subordinated debenture indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of such junior subordinated debentures and the junior subordinated debenture indenture, including the definitions therein of certain terms, and those terms made a part of the junior subordinated debenture indenture by the Trust Indenture Act.

      The prospectus supplement will describe the specific terms of the junior subordinated debentures offered thereby, including:

•	the specific title and designation, aggregate principal amount, including any limit on the principal amount, purchase price and denominations of those junior subordinated debentures;

•	the date or dates on which the principal of those junior subordinated debentures is payable or the method of determining the same, if applicable;

•	the rate or rates, which may be fixed or variable, at which those junior subordinated debentures will bear interest, if any, or the method of determining the same, if applicable;

•	the date or dates from which interest, if any, shall accrue or the method of determining the same, if applicable, the interest payment dates, if any, on which interest will be payable or the manner of determining the same, if applicable, and the record dates for the determination of holders to whom interest is payable on those junior subordinated debentures;

•	the duration of the maximum consecutive period that Cox may elect to defer payments of interest on those junior subordinated debentures;

•	any redemption, repayment or sinking fund provisions;

•	whether those junior subordinated debentures are convertible into or exchangeable for Class A common stock or other securities or rights of Cox or other issuers, or a combination of the foregoing and, if so, the applicable conversion or exchange terms and conditions;

•	any applicable material United States federal income tax consequences; and

•	any other specific terms pertaining to those junior subordinated debentures, whether in addition to, or modification or deletion of, the terms described herein.

Ranking

      Each series of junior subordinated debentures will rank equally with all other junior subordinated debentures to be issued by Cox and sold to other trusts or other entities to be established by Cox that are similar to Cox Trust and will be unsecured and will rank subordinate and junior in right of payment, to the extent and in the manner set forth in the junior subordinated debenture indenture, to all senior indebtedness of Cox as defined in the junior subordinated debenture indenture. The junior subordinated debenture indenture will not limit the amount of secured or unsecured debt, including senior indebtedness as defined in the junior subordinated debenture indenture, that may be incurred by Cox or its subsidiaries. See “— Subordination.”

Form, Registration and Transfer

      The junior subordinated debentures will be issued in fully registered form. Until any dissolution of Cox Trust, the junior subordinated debentures will be held in the name of the property trustee in trust for the benefit of the holders of the related trust securities. If the junior subordinated debentures are distributed to the holders of the related trust securities, the junior subordinated debentures will be issued to such holders in the same form as the trust securities were held. Accordingly, any depositary arrangements for such junior subordinated debentures are expected to be substantially similar to those in effect for the trust preferred securities. See “Description of Trust Preferred Securities — Global Trust Preferred Securities.”

Payment and Paying Agents

      Unless otherwise indicated in the applicable prospectus supplement, payment of principal of and premium, if any, on and interest on the junior subordinated debentures will be made at the office of the debenture trustee in The City of New York or at the office of such paying agent or paying agents as Cox may designate from time to time, except that at the option of Cox payment of any interest may be made, except in the case of a global certificate representing junior subordinated debentures, by:

1.	check mailed to the address of the person entitled thereto as such address shall appear in the applicable securities register for junior subordinated debentures; or

2.	transfer to an account maintained by the person entitled thereto as specified in such securities register, provided that proper transfer instructions have been received by the relevant record date.

      Payment of any interest on any junior subordinated debenture will be made to the person in whose name such junior subordinated debenture is registered at the close of business on the record date for such interest, except in the case of defaulted interest. Cox may at any time designate additional paying agents or rescind the designation of any paying agent; provided, however, Cox will at all times be required to maintain a paying agent in each place of payment for the junior subordinated debentures.

      Any moneys deposited with the debenture trustee or any paying agent, or then held by Cox in trust, for the payment of the principal of and premium, if any, on or interest on any junior subordinated debentures and remaining unclaimed for two years after such principal and premium, if any, or interest has become due and payable shall, at the request of Cox, be repaid to Cox and the holder of such junior subordinated debentures shall thereafter look, as a general unsecured creditor, only to Cox for payment thereof.

Option to Extend Interest Payment Date

      So long as no debenture event of default has occurred and is continuing, Cox will have the right under the junior subordinated debenture indenture to defer the payment of interest on the junior subordinated debentures at any time or from time to time up to the maximum period specified in the applicable prospectus supplement for the deferral of interest. Each of these deferral periods is referred to in this prospectus as an extension period. An extension period must end on an interest payment date and may not extend beyond the stated maturity of such junior subordinated debentures. At the end of an extension period, Cox must pay all interest then accrued and unpaid, together with interest on the accrued and unpaid interest, to the extent permitted by applicable law. During an extension period, interest will continue to accrue and holders of junior subordinated debentures, and holders of the related trust securities that are outstanding will be required to accrue such deferred interest income for United States federal income tax purposes prior to the receipt of cash attributable to such income, regardless of the method of accounting used by the holders.

      Prior to the termination of any extension period, Cox may extend such extension period, provided that such extension does not:

•	cause such extension period to exceed the maximum extension period;

•	end on a date other than an interest payment date; or

•	extend beyond the stated maturity of the related junior subordinated debentures.

      Upon the termination of any extension period, or any extension of the related extension period, and the payment of all amounts then due, Cox may begin a new extension period, subject to the limitations described above. No interest shall be due and payable during an extension period except at the end thereof. Cox must give the debenture trustee notice of its election to begin or extend an extension period at least five business days prior to the earlier of:

•	the date cash distributions on the related trust securities would have been payable except for the election to begin or extend such extension period; or

•	the date Cox Trust is required to give notice to any securities exchange or to holders of its trust preferred securities of the record date or the date cash distributions are payable, but in any event not less than five business days prior to such record date.

      The debenture trustee shall give notice of Cox’s election to begin or extend an extension period to the holders of the trust preferred securities. Subject to the foregoing limitations, there is no limitation on the number of times that Cox may begin or extend an extension period.

Restrictions on Certain Payments

      Cox will covenant that if at any time:

1.	there shall have occurred any event of which Cox has actual knowledge that is, or with the giving of notice or the lapse of time, or both, would be, a debenture event of default;

2.	Cox shall be in default with respect to any of its payment obligations under the preferred securities guarantee; or

3.	Cox shall have given notice of its election to exercise its right to begin or extend an extension period as provided in the junior subordinated debenture indenture and shall not have rescinded such notice, and such extension period, or any extension thereof, shall have commenced and be continuing, then it will not:

•	declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of Cox’s capital stock;

•	make any payment of principal of or premium, if any, on or interest on or repay or repurchase or redeem any debt securities of Cox, including other junior subordinated debentures, that rank equally with or junior in right of payment to the junior subordinated debentures; or

•	make any guarantee payments with respect to any guarantee by Cox of the debt securities of any subsidiary of Cox, including under any guarantees to be issued by Cox with respect to securities of other Cox trusts or entities to be established by Cox similar to Cox Trust, if such guarantee ranks equally with or junior in right of payment to the junior subordinated debentures.

      These restrictions will not apply to:

•	dividends or distributions in shares of, or options, warrants or rights to subscribe for or purchase shares of, Class A common stock and Class C common stock of Cox;

•	any declaration of a dividend in connection with the implementation of a stockholders’ rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto;

•	payments under the preferred securities guarantee;

•	as a result of reclassification of Cox’s capital stock or the exchange or conversion of one class or series of Cox’s capital stock for another class or series of Cox’s capital stock;

•	the purchase of fractional interests in shares of Cox’s capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged; and

•	purchases of Class A common stock and Class C common stock related to the issuance of Class A common stock and Class C common stock or rights under any of Cox’s benefit plans for its directors, officers, or employees or any of Cox’s dividend reinvestment plans.

      So long as the trust securities remain outstanding, Cox also will covenant:

•	to maintain 100% direct or indirect ownership of the related trust common securities, provided that any permitted successor of Cox under the junior subordinated debenture indenture may succeed to Cox’s ownership of such trust common securities;

•	to use its best efforts to cause Cox Trust:

•	to remain a business trust, except in connection with the distribution of junior subordinated debentures to the holders of related trust securities in liquidation of Cox Trust, the conversion, exchange or redemption of all of such trust securities, or certain mergers, consolidations or amalgamations, each as permitted by the declaration of trust;

•	to otherwise continue to be classified as a grantor trust for United States federal income tax purposes;

•	to use its reasonable best efforts to cause each holder of its trust securities to be treated as owning an undivided beneficial interest in the related junior subordinated debentures; and

•	not to cause, as sponsor of Cox Trust, or to permit, as the trust common securities holder, the dissolution, liquidation or winding-up of Cox Trust, except as provided in the declaration of trust.

Modification of Junior Subordinated Debenture Indenture

      From time to time, Cox and the debenture trustee may, without the consent of the holders of the junior subordinated debentures, amend, waive or supplement the junior subordinated debenture indenture for specified purposes, including, among other things, curing ambiguities or adding provisions, provided that any such action does not materially adversely affect the interests of the holders of the junior subordinated debentures, and maintaining the qualification of the junior subordinated debenture indenture under the Trust Indenture Act. The junior subordinated debenture indenture will permit Cox and the debenture trustee, with the consent of the holders of a majority in principal amount of all outstanding junior subordinated debentures affected thereby, to modify the junior subordinated debenture indenture in a manner affecting the rights of the holders of junior subordinated debentures; provided, however, that no such modification may, without the consent of the holder of each outstanding junior subordinated debenture so affected:

•	change the stated maturity or reduce the principal of any such junior subordinated debentures;

•	change the interest rate, or the manner of calculation of the interest rate, or extend the time of payment of interest on any such junior subordinated debentures except pursuant to Cox’s right under the junior subordinated debenture indenture to defer the payment of interest as provided therein (see “— Option to Extend Interest Payment Date”);

•	change any of the conversion, exchange or redemption provisions applicable to any such junior subordinated debentures;

•	change the currency in respect of which payments of principal of or any premium or interest on any such junior subordinated debentures are to be made;

•	change the right of holders of trust securities to bring a direct action in respect of any required payments or conversion or exchange rights;

•	impair or affect the right of any holder of any such junior subordinated debentures to institute suit for the payment of the principal thereof or premium, if any, or interest thereon or for the conversion or exchange of any such junior subordinated debentures in accordance with their terms;

•	change the subordination provisions adversely to the holders of the junior subordinated debentures; or

•	reduce the percentage of principal amount of junior subordinated debentures the holders of which are required to consent to any such modification of the junior subordinated debenture indenture.

Debenture Events of Default

      The following described events with respect to any series of junior subordinated debentures will constitute a debenture event of default, whatever the reason for such debenture event of default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body, unless such event is specifically deleted or modified in or pursuant to the supplemental indenture, board resolution or officers’ certificate establishing the terms of such series pursuant to the junior subordinated debenture indenture:

1.	failure for 30 days to pay any interest on that series of junior subordinated debentures when due, subject to any permitted deferral thereof; provided that, during any extension period for such series of junior subordinated debentures, failure to pay interest on such series of junior subordinated debentures shall not constitute a debenture event of default;

2.	failure to pay any principal of or premium, if any, on that series of junior subordinated debentures when due, whether at maturity, upon any redemption, by declaration of acceleration of maturity or otherwise;

3.	if applicable, failure by Cox to deliver the required securities or other rights upon an appropriate conversion or exchange election by holders of that series of junior subordinated debentures or the related trust preferred securities;

4.	failure to observe or perform any other agreement or covenant contained in the junior subordinated debenture indenture in respect of that series of junior subordinated debentures for 90 days after written notice to Cox from the debenture trustee or the holders of at least 25% in aggregate outstanding principal amount of that series of junior subordinated debentures; or

5.	certain events in bankruptcy, insolvency or reorganization of Cox.

      The holders of a majority in aggregate outstanding principal amount of the junior subordinated debentures of any series have, subject to certain exceptions, the right to direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee in respect of such junior subordinated debentures. The debenture trustee or the holders of at least 25% in aggregate outstanding principal amount of the junior subordinated debentures of any series may declare the principal of and any accrued interest on such junior subordinated debentures due and payable immediately upon a debenture event of default, other than a debenture event of default referred to in paragraph (5) above, which shall result in the immediate acceleration of the junior subordinated debentures. The holders of a majority in aggregate outstanding principal amount of the junior subordinated debentures of any series may annul such declaration and waive the default in respect of such junior subordinated debentures if the default, other than the non-payment of the principal and interest of the junior subordinated debentures which has become due solely by such acceleration, has been cured and a sum sufficient to pay all matured installments of interest and premium, if any, and principal due otherwise than by acceleration has been deposited with the debenture trustee.

      The holders of a majority in aggregate outstanding principal amount of the junior subordinated debentures of any series may, on behalf of the holders of all of the junior subordinated debentures of such series, waive any past default except:

•	a default in the payment of the principal of or premium, if any, on or interest on the junior subordinated debentures, unless such default has been cured and a sum sufficient to pay all matured installments of interest and premium, if any, and principal due otherwise than by acceleration has been deposited with the debenture trustee; or

•	a default in respect of a covenant or provision which under the junior subordinated debenture indenture cannot be modified or amended without the consent of the holder of each outstanding junior subordinated debenture of such series.

Enforcement of Certain Rights by Holders of Trust Preferred Securities

      To the extent any action under the junior subordinated debenture indenture is entitled to be taken by the holders of at least a specified percentage of junior subordinated debentures, holders of the corresponding trust preferred securities may take such action if such action is not taken by the property trustee of Cox Trust. Notwithstanding the foregoing, if a debenture event of default has occurred and is continuing and is attributable either to:

•	the failure of Cox to pay the principal of or premium, if any, on or interest on the junior subordinated debentures on the due date; or

•	the failure by Cox to deliver the required securities or other rights upon an appropriate conversion or exchange right election;

a holder of the related trust preferred securities may institute a legal proceeding directly against Cox for enforcement of payment to such holder of the principal of or premium, if any, on or interest on such junior subordinated debentures having a principal amount equal to the liquidation amount of the trust preferred securities held by such holder or for enforcement of such conversion or exchange rights, as the case may be, which is referred to as a direct action. Cox may not amend the junior subordinated debenture indenture to remove the foregoing right to bring a direct action without the prior written consent of the holders of all of the trust preferred securities outstanding. If the right to bring a direct action is removed, Cox Trust may become subject to the reporting obligations under the Exchange Act. Notwithstanding any payments made to a holder of trust preferred securities by Cox in connection with a direct action, Cox shall remain obligated to pay the principal of and premium, if any, on and interest on the related junior subordinated debentures, and Cox shall be subrogated to the rights of the holder of such trust preferred securities with respect to payments on the trust preferred securities to the extent of any payments made by Cox to such holder in any direct action.

      The holders of the trust preferred securities will not be able to exercise directly any remedies, other than those set forth in the preceding paragraph, available to the holders of the related junior subordinated debentures unless an event of default has occurred and is continuing under the declaration of trust. See “Description of Trust Preferred Securities — Events of Default; Notice.”

Consolidation, Merger, Sale of Assets and Other Transactions

      Cox shall not consolidate with or merge into any other person or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to any person, and no person shall consolidate with or merge into Cox or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to Cox, unless:

•	in case Cox consolidates with or merges into another person or conveys or transfers its properties and assets as an entirety or substantially as an entirety to any person, the successor person is organized under the laws of the United States or any State or the District of Columbia, and such successor person expressly assumes Cox’s obligations under the junior subordinated debentures and the preferred securities guarantee;

•	immediately after giving effect thereto, no debenture event of default, and no event which, after notice or lapse of time or both, would become a debenture event of default, shall have occurred and be continuing; and

•	certain other conditions as prescribed in the junior subordinated debenture indenture are met.

Satisfaction and Discharge

      The junior subordinated debenture indenture will cease to be of further effect, except as to Cox’s obligations to pay all other sums due pursuant to the junior subordinated debenture indenture and to provide the required officers’ certificates and opinions of counsel, and Cox will be deemed to have satisfied and discharged the junior subordinated debenture indenture, when, among other things, all junior subordinated debentures not previously delivered to the debenture trustee for cancellation:

•	have become due and payable;

•	will become due and payable at maturity or upon redemption within one year; or

•	if redeemable at the option of Cox, are to be called for redemption within one year under arrangements satisfactory to the debenture trustee for the giving of notice of redemption by the debenture trustee in the name, and at the expense, of Cox;

and Cox deposits or causes to be deposited with the debenture trustee funds, in trust, for the purpose and in an amount sufficient to pay and discharge the entire indebtedness on the junior subordinated debentures not previously delivered to the debenture trustee for cancellation, for the principal, and premium, if any, and interest to the date of the deposit or to the stated maturity thereof, as the case may be.

Subordination

      The junior subordinated debentures will rank subordinate and junior in right of payment to all senior indebtedness to the extent provided in the junior subordinated debenture indenture. Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding-up, reorganization, assignment for the benefit of creditors, marshaling of assets or any bankruptcy, insolvency, debt restructuring or similar proceedings in connection with any insolvency or bankruptcy proceeding of Cox, the holders of senior indebtedness will first be entitled to receive payment in full of such senior indebtedness before the holders of junior subordinated debentures will be entitled to receive or retain any payment in respect thereof.

      In the event of the acceleration of the maturity of junior subordinated debentures, the holders of all senior indebtedness outstanding at the time of such acceleration will first be entitled to receive payment in full of such senior indebtedness before the holders of junior subordinated debentures will be entitled to receive or retain any payment in respect of the junior subordinated debentures.

      No payments on account of principal or premium, if any, or interest in respect of the junior subordinated debentures may be made if there shall have occurred and be continuing a default in any payment with respect to senior indebtedness, or an event of default with respect to any senior indebtedness resulting in the acceleration of the maturity thereof, or if any judicial proceeding shall be pending with respect to any such default.

Definitions

      Indebtedness, under the junior subordinated debentures indenture, shall mean:

1.	every obligation of Cox for money borrowed;

2.	every obligation of Cox evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses;

3.	every reimbursement obligation of Cox with respect to letters of credit, banker’s acceptances or similar facilities issued for the account of Cox;

4.	every obligation of Cox issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business);

5.	every capital lease obligation of Cox which generally accepted accounting principles require to be classified and accounted for as a capital lease on Cox’s balance sheet;

6.	all indebtedness of Cox, whether incurred on or prior to the date of the junior subordinated debenture indenture or thereafter incurred, for claims in respect of derivative products, including interest rate, foreign exchange rate and commodity forward contracts, options and swaps and similar arrangements;

7.	letters of credit, performance bonds and similar obligations issued in favor of governmental or licensing authorities as a term of governmental franchise, license, permit or authorization held by such entity or any of its subsidiaries;

8.	every obligation of the type referred to in paragraphs (1) through (7) of another person and all dividends of another person the payment of which, in either case, Cox has guaranteed or is responsible or liable for, directly or indirectly, as obligor or otherwise; and

9.	obligations of the type referred to in paragraphs (1) through (8) of another person secured by any lien on any property or asset of Cox, whether or not such obligations are assumed by Cox; and all deferrals, renewals, extensions and refundings of, and amendments, modifications and supplements to, any of the foregoing obligations.

      Indebtedness ranking on a parity with the junior subordinated debentures shall mean

1.	Indebtedness, whether outstanding on the date of execution of the junior subordinated debenture indenture or thereafter created, assumed or incurred, to the extent such Indebtedness specifically by its terms ranks equally with and not prior to the junior subordinated debentures in the right of payment upon the happening of the dissolution, winding-up, liquidation or reorganization of Cox; and

2.	all other debt securities, and guarantees in respect of those debt securities, issued to any other trust, or a trustee of such trust, partnership or other entity affiliated with Cox that is a financing vehicle of Cox, which is referred to as a financing entity, in connection with the issuance by such financing entity of equity securities or other securities guaranteed by Cox pursuant to an instrument that ranks equally with or junior in right of payment to the preferred securities guarantee.

      The securing of any Indebtedness otherwise constituting indebtedness ranking on a parity with the junior subordinated debentures shall not prevent such Indebtedness from constituting indebtedness ranking on a parity with the junior subordinated debentures.

      Indebtedness ranking junior to the junior subordinated debentures shall mean any Indebtedness, whether outstanding on the date of execution of the junior subordinated debenture indenture or thereafter created, assumed or incurred, to the extent such Indebtedness by its terms ranks junior to and not equally with or prior to:

•	the junior subordinated debentures; and

•	any other Indebtedness ranking equally with the junior subordinated debentures in right of payment upon the happening of the dissolution, winding-up, liquidation or reorganization of Cox.

      The securing of any Indebtedness otherwise constituting indebtedness ranking junior to the junior subordinated debentures shall not be deemed to prevent such Indebtedness from constituting Indebtedness ranking junior to the junior subordinated debentures.

      Senior indebtedness shall mean all Indebtedness, whether outstanding on the date of execution of the junior subordinated debenture indenture or thereafter created, assumed or incurred, except indebtedness ranking on a parity with the junior subordinated debentures or indebtedness ranking junior to the junior subordinated debentures.

Governing Law

      The junior subordinated debenture indenture and the junior subordinated debentures will be governed by and construed in accordance with the laws of the State of New York.

Information Concerning the Debenture Trustee

      The debenture trustee shall be subject to all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. Subject to the foregoing, the debenture trustee will not be under any obligation to exercise any of the powers vested in it by the junior subordinated debenture indenture at the request of any holder of junior subordinated debentures, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. The debenture trustee will not be required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the debenture trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

DESCRIPTION OF TRUST PREFERRED SECURITIES

      The trust preferred securities will be issued by Cox Trust under the declaration of trust and will represent beneficial interests in Cox Trust. The holders of such beneficial interests will be entitled to a preference over the trust common securities of Cox Trust with respect to the payment of distributions and amounts payable on redemption of the trust preferred securities or the liquidation of Cox Trust under the circumstances described under “— Subordination of Trust Common Securities.” The declaration of trust has been qualified under the Trust Indenture Act and is subject to, and governed by, the Trust Indenture Act and is included as an exhibit to the registration statement of which this prospectus is a part. This summary of certain terms and provisions of the trust preferred securities and the declaration of trust does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the trust preferred securities and the declaration of trust, including the definitions therein of certain terms, and those made a part of the declaration of trust by the Trust Indenture Act.

      Reference is made to the prospectus supplement for a description of the specific terms of the trust preferred securities offered thereby, including:

•	the specific designation, number and purchase price of such trust preferred securities;

•	the annual distribution rate, or method of calculation of the distribution rate, for such trust preferred securities and, if applicable, the dates from which and upon which such distributions shall accumulate and be payable and the record dates therefor, and the maximum extension period for which such distributions may be deferred;

•	the liquidation amount per trust preferred security which shall be paid out of the assets of Cox Trust to the holders thereof upon voluntary or involuntary dissolution, winding-up and liquidation of Cox Trust;

•	the obligation or right, if any, of Cox Trust to purchase or redeem its trust preferred securities and the price or prices at which, the date or dates on which or period or periods within which and the terms and conditions upon which, such trust preferred securities shall or may be purchased or redeemed, in whole or in part, pursuant to such obligation or right;

•	the terms and conditions, if any, upon which such trust preferred securities may be converted or exchanged, in addition to the circumstances described herein, into other securities or rights, or a combination of the foregoing, including the name of the issuer of such securities or rights, the initial conversion or exchange price or rate per trust preferred security and the date or dates on which or period or periods within which such conversion or exchange may be effected;

•	if applicable, any securities exchange upon which such trust preferred securities shall be listed;

•	whether such trust preferred securities are issuable in book-entry form only and, if so, the identity of the depositary and disclosure relating to the depositary arrangements; and

•	any other rights, preferences, privileges, limitations or restrictions of such trust preferred securities consistent with the declaration of trust or with law which may differ from those described in this prospectus.

      Certain material United States federal income tax considerations applicable to any offering of trust preferred securities will also be described in the applicable prospectus supplement.

General

      The trust preferred securities of Cox Trust will rank equally, and payments will be made thereon pro rata, with the trust common securities of Cox Trust except as described under “— Subordination of Trust Common Securities.” The proceeds from the sale of trust preferred securities and trust common securities by Cox Trust will be used by Cox Trust to purchase an aggregate principal amount of junior subordinated debentures of Cox equal to the aggregate liquidation amount of such trust preferred securities and trust common securities. Legal title to such junior subordinated debentures will be held by the property trustee of Cox Trust for the benefit of the holders of the related trust securities. In addition, Cox will execute a preferred securities guarantee for the benefit of the holders of the related trust preferred securities. The preferred securities guarantee will not guarantee payment of distributions or amounts payable on redemption of the trust preferred securities or liquidation of Cox Trust when Cox Trust does not have funds legally available for the payment thereof. See “Description of Preferred Securities Guarantee.”

      The revenue of Cox Trust available for distribution to holders of its trust preferred securities will be limited to payments received under the related junior subordinated debentures which Cox Trust purchased with the proceeds from the sale of its trust securities. If Cox fails to make a required payment in respect of such junior subordinated debentures, Cox Trust will not have sufficient funds to make the related payments, including distributions, in respect of its trust preferred securities.

Deferral of Distributions

      So long as no debenture event of default has occurred and is continuing, Cox will have the right to defer the payment of interest on the junior subordinated debentures at any time or from time to time for up to the maximum extension period specified in the applicable prospectus supplement, provided that an extension period must end on an interest payment date and may not extend beyond the stated maturity of such junior subordinated debentures. If Cox elects to exercise such right, distributions on the related trust preferred securities will be deferred during any such extension period. Distributions to which holders of the trust preferred securities are entitled during any extension period will continue to accumulate additional distributions thereon. Cox has no current intention to exercise its right to defer payments of interest on the junior subordinated debentures Cox may issue and, accordingly, distributions on the related trust preferred securities.

Redemption

      Upon the repayment at the stated maturity or redemption, in whole or in part, prior to the stated maturity of the junior subordinated debentures, the proceeds from such repayment or redemption shall be applied by the property trustee to redeem an aggregate liquidation amount of the related trust securities equal to the aggregate principal amount of such junior subordinated debentures so repaid or redeemed, upon not less than 30 nor more than 60 days prior written notice, at a redemption price equal to such aggregate liquidation amount plus accumulated distributions to the redemption date. Any redemption of trust securities shall be made and the applicable redemption price shall be payable on the redemption date only to the extent that Cox Trust has funds legally available for the payment thereof. See “— Subordination of Trust Common Securities.”

      If less than all of the junior subordinated debentures are to be redeemed prior to the stated maturity thereof, then the proceeds of such redemption shall be used to redeem the related trust securities on a pro rata basis among the trust preferred securities and the trust common securities of Cox Trust except as described under “— Subordination of Trust Common Securities.” If less than all of the trust preferred securities held in book-entry form, if any, are to be redeemed, such trust preferred securities will be redeemed in accordance with the procedures of The Depository Trust Corporation. See “— Global Trust Preferred Securities.”

Redemption Procedures

      If Cox Trust gives a notice of redemption in respect of its trust preferred securities, then, by 12:00 noon, New York City time, on the redemption date, to the extent funds are legally available,

•	with respect to trust preferred securities held by The Depository Trust Corporation or its nominee, the property trustee will deposit, or cause the paying agent to deposit, irrevocably with The Depository Trust Corporation funds sufficient to pay the applicable redemption price, and

•	with respect to trust preferred securities held in certificated form, the property trustee will irrevocably deposit with the paying agent funds sufficient to pay the applicable redemption price and will give such paying agent irrevocable instructions and authority to pay the applicable redemption price to the holders thereof upon surrender of their certificates evidencing the trust preferred securities.

      If notice of redemption shall have been given and funds irrevocably deposited as required, then, upon the date of such deposit, all rights of the holders of the trust preferred securities called for redemption will cease, except the right of such holders to receive the applicable redemption price, but without interest thereon, and such trust preferred securities will cease to be outstanding. In the event that any redemption date is not a business day, then the applicable redemption price payable on that date will be paid on the next succeeding day that is a business day, without any interest or other payment in respect of any delay, with the same force and effect as if made on that date. In the event that payment of the applicable redemption price is improperly withheld or refused and not paid either by Cox Trust or by Cox pursuant to the preferred securities guarantee as described under “Description of Preferred Securities Guarantee,”

•	distributions on the related trust preferred securities will continue to accumulate from the redemption date originally established by Cox Trust to the date such applicable redemption price is actually paid, and

•	the actual payment date will be the redemption date for purposes of calculating the applicable redemption price.

      Subject to applicable law, including, without limitation, United States federal securities law, Cox or its subsidiaries may at any time and from time to time purchase outstanding trust preferred securities by tender, in the open market or by private agreement.

Liquidation of Cox Trust and Distribution of Junior Subordinated Debentures

      Cox will have the right at any time to dissolve Cox Trust and cause the related junior subordinated debentures to be distributed to the holders of the trust securities of Cox Trust in liquidation of Cox Trust after satisfaction, or reasonable provision for satisfaction, of liabilities to creditors of Cox Trust as required by applicable law. Such right is subject to Cox having received an opinion of counsel to the effect that such distribution will not be a taxable event to holders of the trust preferred securities of Cox Trust.

      Cox Trust shall automatically dissolve upon the first to occur of:

1.	certain events of bankruptcy, dissolution or liquidation of Cox;

2.	the distribution of the related junior subordinated debentures to the holders of the trust securities of Cox Trust, if Cox, as sponsor, has given written direction to the property trustee to dissolve Cox Trust, which direction is optional and, except as described above, wholly within the discretion of Cox, as sponsor;

3.	the redemption of all of the trust securities of Cox Trust;

4.	expiration of the term of Cox Trust; and

5.	the entry of an order for the dissolution of Cox Trust by a court of competent jurisdiction.

      If a dissolution occurs as described in paragraph (1), (2), (4) or (5) above, Cox Trust shall be liquidated by the issuer trustees as expeditiously as the issuer trustees determine to be possible by distributing, after satisfaction, or reasonable provision for satisfaction, of liabilities to creditors of Cox Trust as provided by applicable law, to the holders of the trust securities and the related junior subordinated debentures, unless such distribution is determined by the property trustee not to be practicable, in which event such holders will be entitled to receive out of the assets of Cox Trust legally available for distribution to holders, after satisfaction of liabilities to creditors of Cox Trust as provided by applicable law, an amount equal to the aggregate of the liquidation amount per trust security specified in the applicable prospectus supplement plus accumulated distributions thereon to the date of payment. If the liquidation distribution can be paid only in part because Cox Trust has insufficient assets legally available to pay in full the aggregate liquidation distribution, then the amounts payable directly by Cox Trust on its trust securities shall be paid on a pro rata basis, except that if a debenture event of default has occurred and is continuing, the trust preferred securities of Cox Trust shall have a priority over the trust common securities of Cox Trust in respect of such amounts. See “— Subordination of Trust Common Securities.”

      After a date is fixed for any distribution of junior subordinated debentures to holders of the related trust securities:

•	such trust securities will no longer be deemed to be outstanding;

•	each registered global certificate, if any, representing such trust securities will be exchanged for a registered global certificate representing the junior subordinated debentures to be delivered upon such distribution; and

•	any trust securities in certificated form will be deemed to represent junior subordinated debentures having a principal amount equal to the liquidation amount of such trust securities, and bearing accrued interest in an amount equal to the accumulated distributions on such trust securities until such certificates are presented to the administrative trustees or their agent for cancellation, whereupon Cox will issue to such holder, and the debenture trustee will authenticate, junior subordinated debentures in certificated form.

      There can be no assurance as to the market prices for the trust preferred securities or the junior subordinated debentures that may be distributed in exchange for such trust preferred securities if a dissolution and liquidation of Cox Trust were to occur. Accordingly, the trust preferred securities that an investor may purchase, or the junior subordinated debentures that the investor may receive on dissolution and liquidation of Cox Trust, may trade at a discount to the price that the investor paid to purchase such trust preferred securities.

Subordination of Trust Common Securities

      Payment of distributions on, and the applicable redemption price of, trust securities shall be made pro rata among the trust preferred securities and the trust common securities of Cox Trust based on their respective liquidation amounts; provided, however, that if on any distribution date or redemption date a debenture event of default has occurred and is continuing, no payment of any distribution on, or applicable redemption price of, any of the trust common securities of Cox Trust, and no other payment on account of the redemption, liquidation or other acquisition of such trust common securities, shall be made unless payment in full in cash of all accumulated distributions on all of the outstanding trust preferred securities of Cox Trust for all distribution periods terminating on or prior thereto, or in the case of payment of the applicable redemption price, the full amount of such redemption price, shall have been made or provided for, and all funds available to the property trustee shall first be applied to the payment in full in cash of all distributions on, or applicable redemption price of, such trust preferred securities then due and payable.

      Upon the occurrence and continuance of an event of default under the declaration of trust, Cox, as the trust common securities holder of Cox Trust, will be deemed to have waived any right to act with respect to such event of default until the effect of such event of default shall have been cured, waived or otherwise eliminated. Until any such event of default has been so cured, waived or otherwise eliminated, the property trustee shall act solely on behalf of the holders of the trust preferred securities of Cox Trust and not on behalf of Cox as the trust common securities holder, and only the holders of such trust preferred securities will have the right to direct the property trustee to act on their behalf.

Events of Default; Notice

      The occurrence of an event of default under the junior subordinated debenture indenture will constitute an event of default under the declaration of trust. Within ten business days after the occurrence of an event of default under the declaration of trust actually known to the property trustee, the property trustee shall transmit notice of such event of default to the holders of the trust preferred securities of Cox Trust, the administrative trustees and Cox, as sponsor, unless such event of default shall have been cured or waived.

      For a discussion of the limited circumstances in which holders of trust preferred securities may bring a direct action against Cox, see “Description of Junior Subordinated Debentures — Enforcement of Certain Rights by Holders of Trust Preferred Securities.”

Removal of Trustees

      Unless a debenture event of default has occurred and is continuing, any issuer trustee may be removed at any time by Cox as the trust common securities holder of Cox Trust. If a debenture event of default has occurred and is continuing, the property trustee and the Delaware trustee may be removed at such time only by the holders of a majority in liquidation amount of the outstanding trust preferred securities of Cox Trust. In no event will the holders of the trust preferred securities have the right to vote to appoint, remove or replace the administrative trustees, which voting rights are vested exclusively in Cox as the trust common securities holder. No resignation or removal of an issuer trustee, and no appointment of a successor trustee, shall be effective until the acceptance of appointment by the successor trustee in accordance with the provisions of the declaration of trust.

Merger or Consolidation of Trustees

      Any person into which the property trustee, the Delaware trustee or any administrative trustee that is not a natural person may be merged or converted or with which it may be consolidated, or any person resulting from any merger, conversion or consolidation to which such issuer trustee shall be a party, or any person succeeding to all or substantially all the corporate trust business of such issuer trustee, shall be the successor of such issuer trustee under the declaration of trust, provided such person shall be otherwise qualified and eligible.

Mergers, Conversions, Consolidations, Amalgamations or Replacements of Cox Trust

      Cox Trust may not merge with or into, convert into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to any corporation or other person, except as described below or as otherwise described under “— Liquidation of Cox Trust and Distribution of Junior Subordinated Debentures.” Cox Trust may, at the request of Cox, as sponsor, with the consent of the administrative trustees but without the consent of the holders of its trust preferred securities, merge with or into, convert into, consolidate, amalgamate, or be replaced by or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to a trust organized as such under the laws of any State; provided that:

•	such successor entity either:

•	expressly assumes all of the obligations of Cox Trust with respect to the trust securities of Cox Trust; or

•	substitutes for the trust securities of Cox Trust other securities having substantially the same terms as such trust securities so long as the successor securities rank the same as such trust securities rank in priority with respect to distributions and payments upon liquidation, redemption and otherwise;

•	Cox expressly appoints a trustee of such successor entity possessing the same powers and duties as the property trustee with respect to the related junior subordinated debentures;

•	the successor securities are listed, or any successor securities will be listed upon notification of issuance, on each national securities exchange or other organization on which the trust securities of Cox Trust are then listed, if any;

•	such merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease does not cause the trust securities, including any successor securities, of Cox Trust or the related junior subordinated debentures to be downgraded or placed under surveillance or review by any nationally recognized statistical rating organization;

•	such merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the trust securities, including any successor securities, of Cox Trust in any material respect, other than any dilution of such holders’ interests in the new entity;

•	such successor entity has a purpose substantially identical to that of Cox Trust;

•	prior to such merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease, Cox has received an opinion from independent counsel to Cox Trust experienced in such matters to the effect that:

•	such merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the trust securities (including any successor securities) of Cox Trust in any material respect (other than any dilution of such holders’ interests in the new entity); and

•	following such merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease, neither Cox Trust nor such successor entity will be required to register as an investment company under the Investment Company Act of 1940, as amended; and

•	Cox or any permitted successor or assignee owns all of the common securities of such successor entity and guarantees the obligations of such successor entity under the successor securities at least to the extent provided by the preferred securities guarantee and the common securities guarantee for the benefit of the owner of the common securities of Cox Trust.

      Notwithstanding the foregoing, Cox Trust shall not, except with the consent of each holder of its trust securities, consolidate, amalgamate, merge with or into, or be replaced by or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it, if such consolidation, amalgamation, merger, replacement, conveyance, transfer or lease would cause Cox Trust or the successor entity not to be classified as a grantor trust for United States federal income tax purposes.

Voting Rights; Amendment of the Declaration of Trust

      Except as provided below and under “— Mergers, Conversions, Consolidations, Amalgamations or Replacements of Cox Trust” and “Description of Preferred Securities Guarantee — Amendments and Assignment” and as otherwise required by law and the declaration of trust, the holders of trust preferred securities will have no voting rights.

      The declaration of trust may be amended from time to time by Cox, the property trustee and the administrative trustees, without the consent of the holders of the trust securities of Cox Trust:

•	to cure any ambiguity, correct or supplement any provisions in the declaration of trust that may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the declaration of trust, which shall not be inconsistent with the other provisions of such declaration of trust; or

•	to modify, eliminate or add to any provisions of such declaration of trust to such extent as shall be necessary to ensure that Cox Trust will be classified for United States federal income tax purposes as a grantor trust at all times that any of its trust securities are outstanding or to ensure that Cox Trust will not be required to register as an investment company under the Investment Company Act;

provided, however, that in each case, such action shall not adversely affect in any material respect the interests of the holders of such trust securities.

      The declaration of trust may be amended by the issuer trustees and Cox:

•	with the consent of holders of a majority in liquidation amount of the outstanding trust securities of Cox Trust; and

•	upon receipt by the issuer trustees of an opinion of counsel experienced in such matters to the effect that such amendment or the exercise of any power granted to the issuer trustees in accordance with such amendment will not affect Cox Trust’s status as a grantor trust for United States federal income tax purposes or Cox Trust’s exemption from status as an investment company under the Investment Company Act;

provided, however, that, without the consent of each holder of such trust securities, the declaration of trust may not be amended to:

•	change the distribution rate, or manner of calculation of the distribution rate, amount, timing or currency or otherwise adversely affect the method of any required payment;

•	change the purpose of Cox Trust;

•	authorize the issuance of any additional beneficial interests in Cox Trust;

•	change the conversion, exchange or redemption provisions;

•	change the conditions precedent for Cox to elect to dissolve Cox Trust and distribute the related junior subordinated debentures to the holders of such trust securities;

•	change the liquidation distribution or other provisions relating to the distribution of amounts payable upon the dissolution and liquidation of Cox Trust;

•	affect the limited liability of any holder of such trust securities; or

•	restrict the right of a holder of such trust securities to institute suit for the enforcement of any required payment on or after the due date therefor or for the conversion or exchange of such trust securities in accordance with their terms.

      So long as any junior subordinated debentures are held by the property trustee, the issuer trustees shall not:

•	direct the time, method and place of conducting any proceeding for any remedy available to such debenture trustee, or execute any trust or power conferred on the property trustee, with respect to the junior subordinated debentures;

•	waive certain past defaults under the junior subordinated debenture indenture;

•	exercise any right to rescind or annul a declaration of acceleration of the maturity of the principal of such junior subordinated debentures; or

•	consent to any amendment, modification or termination of the junior subordinated debenture indenture or such junior subordinated debentures where such consent shall be required, without, in each case, obtaining the prior approval of the holders of a majority in liquidation amount of all outstanding trust preferred securities of Cox Trust;

provided, however, that where a consent under the junior subordinated debenture indenture would require the consent of each holder affected thereby, no such consent shall be given by the property trustee without the prior approval of each holder of the related trust preferred securities. The issuer trustees shall not revoke any action previously authorized or approved by a vote of the holders of trust preferred securities except by subsequent vote of such holders. The property trustee shall notify each holder of trust preferred securities of any notice of default with respect to the related junior subordinated debentures. In addition to obtaining approvals of holders of trust preferred securities referred to above, prior to taking any of the foregoing actions, the issuer trustees shall obtain an opinion of counsel experienced in such matters to the effect that Cox Trust will not be classified as an association taxable as a corporation for United States federal income tax purposes on account of such action.

      Any required approval of holders of trust preferred securities may be given at a meeting of such holders convened for such purpose or pursuant to written consent. The administrative trustees will cause a notice of any meeting at which holders of trust preferred securities are entitled to vote to be given to each holder of record of trust preferred securities in the manner set forth in the declaration of trust.

      Notwithstanding that holders of trust preferred securities are entitled to vote or consent under any of the circumstances referred to above, any trust preferred securities that are owned by Cox or any affiliate of Cox shall, for purposes of such vote or consent, be treated as if they were not outstanding.

Global Trust Preferred Securities

      If specified in the prospectus supplement, trust preferred securities may be represented by one or more global certificates deposited with, or on behalf of, The Depository Trust Corporation, or other depositary identified in such prospectus supplement, or a nominee thereof, in each case for credit to an account of a participant in The Depository Trust Corporation, or other depositary. The identity of the depositary and the specific terms of the depositary arrangements with respect to the trust preferred securities to be represented by one or more global certificates will be described in the prospectus supplement. However, unless otherwise specified in the prospectus supplement, The Depository Trust Corporation will be the depositary and the depositary arrangements described with respect to the debt securities will apply to such trust preferred securities as well, except all references to Cox shall include Cox Trust and all references to the applicable indenture will refer to the declaration of trust. See “Description of Debt Securities — Global Securities.”

Payment and Paying Agent

      Payments in respect of any global certificate representing trust preferred securities shall be made to Cede & Co. as nominee of The Depository Trust Company, or other applicable depositary or its nominee, which shall credit the relevant accounts at The Depository Trust Company or such other depositary on the applicable payment dates, while payments in respect of trust preferred securities in certificated form shall be made by check mailed to the address of the holder entitled thereto as such address shall appear on the register. The paying agent shall initially be the property trustee and any co-paying agent chosen by the property trustee and acceptable to the administrative trustees and Cox. The paying agent shall be permitted to resign as paying agent upon 30 days prior written notice to the property trustee, the administrative trustees and Cox. In the event that the property trustee shall no longer be the paying agent, the administrative trustees shall appoint a successor, which shall be a bank or trust company acceptable to the administrative trustees and Cox, to act as paying agent.

Registrar and Transfer Agent

      The property trustee will act as registrar and transfer agent for the trust preferred securities.

      Registration of transfers of trust preferred securities will be effected without charge by or on behalf of Cox Trust, but upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. Cox Trust will not be required to register or cause to be registered the transfer of its trust preferred securities after they have been converted, exchanged, redeemed or called for redemption.

Information Concerning the Property Trustee

      The property trustee, other than during the occurrence and continuance of an event of default under the declaration of trust, will undertake to perform only such duties as are specifically set forth in the declaration of trust and, during the continuance of such event of default, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to the foregoing, the property trustee will not be under any obligation to exercise any of the powers vested in it by the declaration of trust at the request of any holder of the related trust securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby. If no such event of default has occurred and is continuing and the property trustee is required to decide between alternative causes of action, construe ambiguous provisions in the declaration of trust or is unsure of the application of any provision of the declaration of trust, and the matter is not one on which holders of trust preferred securities or trust common securities are entitled under the declaration of trust to vote, then the property trustee shall take such action as is directed by Cox and if not so directed, shall take such action as it deems advisable and in the best interests of the holders of the related trust securities and will have no liability except for its own bad faith, negligence or willful misconduct.

Miscellaneous

      The administrative trustees are authorized and directed to conduct the affairs of and to operate Cox Trust in such a way that:

•	Cox Trust will not be deemed to be an investment company required to be registered under the Investment Company Act;

•	Cox Trust will be classified as a grantor trust for United States federal income tax purposes; and

•	the related junior subordinated debentures will be treated as indebtedness of Cox for United States federal income tax purposes.

      Cox and the administrative trustees are authorized to take any action, not inconsistent with applicable law, the certificate of trust of Cox Trust or the declaration of trust, that the administrative trustees determine in their discretion to be necessary or desirable for such purposes, as long as such action does not materially adversely affect the interests of the holders of the related trust securities.

      Holders of trust preferred securities will not have any preemptive or similar rights.

      Cox Trust may not borrow money, issue debt, execute mortgages or pledge any of its assets.

DESCRIPTION OF PREFERRED SECURITIES GUARANTEE

      The preferred securities guarantee will be executed and delivered by Cox concurrently with the issuance by Cox Trust of its trust preferred securities for the benefit of the holders from time to time of such trust preferred securities and will be held for such holders by The Bank of New York, as preferred securities guarantee trustee. The preferred securities guarantee has been qualified as an indenture under the Trust Indenture Act and is subject to, and governed by, the Trust Indenture Act and is included as an exhibit to the registration statement of which this prospectus is a part. This summary of certain terms and provisions of the preferred securities guarantee does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the preferred securities guarantee, including the definitions therein of certain terms, and those made a part of the preferred securities guarantee by the Trust Indenture Act.

General

      Cox will irrevocably agree to pay in full, to the extent set forth herein, the guarantee payments to the holders of the related trust preferred securities, as and when due, regardless of any defense, right of set-off or counterclaim that Cox Trust may have or assert other than the defense of payment. The following payments, which are referred to as guarantee payments, with respect to trust preferred securities, to the extent not paid by or on behalf of Cox Trust, will be subject to the preferred securities guarantee:

•	any accumulated distributions required to be paid on such trust preferred securities, to the extent that Cox Trust has funds legally available therefor at such time;

•	the applicable redemption price with respect to such trust preferred securities called for redemption, to the extent that Cox Trust has funds legally available therefor at such time; or

•	upon a voluntary or involuntary dissolution and liquidation of Cox Trust, other than in connection with the distribution of the related junior subordinated debentures to holders of such trust preferred securities or the redemption, conversion or exchange of the trust preferred securities, the lesser of:

•	the amounts due upon the dissolution and liquidation of Cox Trust, to the extent that Cox Trust has funds legally available therefor at the time, and

•	the amount of assets of Cox Trust remaining available for distribution to holders of its trust preferred securities after satisfaction of liabilities to creditors of Cox Trust as required by applicable law.

      Cox’s obligation to make a guarantee payment may be satisfied by direct payment of the required amounts by Cox to the holders of the trust preferred securities entitled thereto or by causing Cox Trust to pay such amounts to such holders.

      Cox will, through the preferred securities guarantee, the declaration of trust, the related junior subordinated debentures and the junior subordinated debenture indenture, taken together, fully, irrevocably and unconditionally guarantee all of Cox Trust’s obligations under its trust preferred securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes the full guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of Cox Trust’s obligations under the trust preferred securities.

Ranking

      Unless otherwise specified in the applicable prospectus supplement, each preferred securities guarantee will constitute an unsecured obligation of Cox and will rank:

•	subordinate and junior in right of payment to all other liabilities of Cox, including all senior debt securities, any subordinated debt securities and the junior subordinated debentures, except those made ratable or subordinate by their terms; and

•	senior to all capital stock now or hereafter issued by Cox and to any guarantee now or hereafter entered into by Cox in respect of any of its capital stock.

      The declaration of trust will provide that each holder of trust preferred securities by acceptance thereof agrees to the subordination provisions and other terms of the preferred securities guarantee. The preferred securities guarantee will rank subordinate to, or equally with, all other guarantees to be issued by Cox with respect to securities of other trusts or other entities to be established by Cox that are similar to Cox Trust.

      The preferred securities guarantee will not limit the amount of secured or unsecured debt, including senior indebtedness as defined in the junior subordinated debenture indenture, that may be incurred by Cox or any of its subsidiaries.

Preferred Securities Guarantee of Payment

      The preferred securities guarantee will constitute a guarantee of payment and not of collection. In other words, the guaranteed party may institute a legal proceeding directly against Cox to enforce its rights under such preferred securities guarantee without first instituting a legal proceeding against any other person or entity. The preferred securities guarantee will not be discharged except by payment of the related preferred securities guarantee payments in full to the extent not paid by Cox Trust or upon distribution of its trust preferred securities to the holders of the related junior subordinated debentures.

Amendments and Assignment

      Except with respect to any changes that do not materially adversely affect the rights of holders of the related trust preferred securities, in which case no approval will be required, the preferred securities guarantee may not be amended without the prior approval of the holders of a majority of the liquidation amount of such outstanding trust preferred securities. The manner of obtaining any such approval will be as set forth under “Description of Trust Preferred Securities — Voting Rights; Amendment of the Declaration of Trust.” All guarantees and agreements contained in the preferred securities guarantee shall bind the successors, assigns, receivers, trustees and representatives of Cox and shall inure to the benefit of the holders of the related trust preferred securities then outstanding.

Events of Default

      An event of default under the preferred securities guarantee will occur upon the failure of Cox to perform any of its payment or other obligations thereunder, provided that, except with respect to a default in respect of any preferred securities guarantee payment, Cox shall have received notice of such default and shall not have cured such default within 60 days of such receipt. The holders of a majority in liquidation amount of the related trust preferred securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the preferred securities guarantee trustee in respect of the preferred securities guarantee or to direct the exercise of any trust or power conferred upon the preferred securities guarantee trustee under the preferred securities guarantee.

      If the preferred securities guarantee trustee fails to enforce the preferred securities guarantee, any holder of the related trust preferred securities may institute a legal proceeding directly against Cox to enforce its rights under the preferred securities guarantee without first instituting a legal proceeding against Cox Trust, the preferred securities guarantee trustee or any other person or entity.

Termination

      The preferred securities guarantee will terminate and be of no further force and effect upon:

•	full payment of the applicable redemption price of the related trust preferred securities;

•	full payment of all amounts due upon the dissolution and liquidation of Cox Trust; or

•	upon the conversion or exchange of all of the related trust preferred securities, whether upon distribution of junior subordinated debentures to the holders of such trust preferred securities or otherwise.

      The preferred securities guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the related trust preferred securities must restore payment of any sums paid under such trust preferred securities or the preferred securities guarantee.

Governing Law

      The preferred securities guarantee will be governed by and construed in accordance with the laws of the State of New York.

Information Concerning the Preferred Securities Guarantee Trustee

      The preferred securities guarantee trustee, other than during the occurrence and continuance of a default by Cox in performance of the preferred securities guarantee, will undertake to perform only such duties as are specifically set forth in the preferred securities guarantee and, during the continuance of such default, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to the foregoing, the preferred securities guarantee trustee will not be under any obligation to exercise any of the powers vested in it by the preferred securities guarantee at the request of any holder of the related trust preferred securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby.

Limited Purpose of Cox Trust

      The trust preferred securities will represent preferred beneficial interests in Cox Trust, and Cox Trust exists for the sole purpose of issuing and selling its trust securities, using the proceeds from the sale of its trust securities to acquire the related junior subordinated debentures of Cox and engaging in only those other activities necessary, advisable or incidental thereto.

Rights Upon Dissolution

      Unless the junior subordinated debentures are distributed to holders of the related trust securities, upon any voluntary or involuntary dissolution and liquidation of Cox Trust, after satisfaction of the liabilities of creditors of Cox Trust as required by applicable law, the holders of such trust securities will be entitled to receive, out of assets held by Cox Trust, the liquidation distribution in cash. See “Description of Trust Preferred Securities — Liquidation of Cox Trust and Distribution of Junior Subordinated Debentures.” Upon any voluntary or involuntary liquidation or bankruptcy of Cox, the property trustee, as holder of the junior subordinated debentures, would be a creditor of Cox, subordinated in right of payment to all senior indebtedness as set forth in the junior subordinated debenture indenture, but entitled to receive payment in full of principal and premium, if any, and interest in respect of such junior subordinated debentures, before any stockholders of Cox receive payments or distributions.

RELATIONSHIP AMONG THE TRUST PREFERRED SECURITIES,

THE CORRESPONDING JUNIOR SUBORDINATED DEBENTURES
AND THE PREFERRED SECURITIES GUARANTEE

      Full and Unconditional Guarantee. Cox will irrevocably guarantee payments of distributions and other amounts due on the trust preferred securities to the extent Cox Trust has funds available for the payment of the distributions as and to the extent set forth under “Description of Preferred Securities Guarantee.” Taken together, Cox’s obligations under the junior subordinated debentures, the junior subordinated debenture indenture, the declaration of trust and the preferred securities guarantee provide, in the aggregate, a full, irrevocable and unconditional guarantee of payments of distributions and other amounts due on the trust preferred securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes the full guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of Cox Trust’s obligations under the trust preferred securities.

      If and to the extent that Cox does not make payments on the junior subordinated debentures or other debt securities, Cox Trust will not pay distributions or other amounts due on its trust preferred securities. The preferred securities guarantee does not cover payment of distributions when Cox Trust does not have sufficient funds to pay the distributions. In that event, the remedy for a holder of trust preferred securities is to institute a legal proceeding directly against Cox for enforcement of payment of the distributions to such holder.

      Sufficiency of Payments. As long as all payments are made when due on the junior subordinated debentures or other debt securities, as the case may be, those payments will be sufficient to cover distributions and other payments due on the trust preferred securities. This is primarily because:

•	the aggregate principal amount of the junior subordinated debentures or other debt securities, as the case may be, will be equal to the sum of the aggregate stated liquidation amount of the trust preferred securities and trust common securities;

•	the interest rate and interest and other payment dates on the junior subordinated debentures or other debt securities, as the case may be, will match the distribution rate and distribution and other payment dates for the trust preferred securities;

•	Cox, as borrower, has promised to pay any and all costs, expenses and liabilities of Cox Trust except Cox Trust’s obligations under its trust preferred securities; and

•	the declaration of trust provides that Cox Trust will not engage in any activity that is not consistent with the limited purposes of Cox Trust.

      Cox has the right to set-off any payment Cox is otherwise required to make under the junior subordinated debenture indenture if and to the extent Cox has already made, or is concurrently making, a payment under the preferred securities guarantee.

      Enforcement Rights of Holders of Trust Preferred Securities. A holder of a trust preferred security may institute a legal proceeding directly against Cox to enforce its rights under the preferred securities guarantee without first instituting a legal proceeding against the preferred securities guarantee trustee, Cox Trust or anyone else.

      Cox’s default or event of default under any other senior or subordinated indebtedness would not necessarily constitute a trust event of default. However, in the event of payment defaults under, or acceleration of, Cox’s senior or subordinated indebtedness, the subordination provisions will provide that no payments may be made in respect of the junior subordinated debentures or other debt securities until the senior or subordinated indebtedness has been paid in full or any payment default thereunder has been cured or waived. Cox’s failure to make required payments on any junior subordinated debentures or other debt securities would constitute a trust event of default.

      Limited Purpose of Cox Trust. Cox Trust’s trust preferred securities evidence undivided beneficial ownership interests in the assets of Cox Trust, and Cox Trust exists for the sole purposes of issuing its trust preferred securities and trust common securities, investing the proceeds in junior subordinated debentures or other debt securities and engaging in only those other activities necessary, advisable or incidental to those purposes. A principal difference between the rights of a holder of a trust preferred security and a holder of a corresponding junior subordinated debenture or other debt security is that a holder of a junior subordinated debenture or other debt security is entitled to receive from Cox the principal amount of and interest accrued on the corresponding junior subordinated debentures or other debt securities, while a holder of trust preferred securities is entitled to receive distributions from Cox Trust, or from Cox under the preferred securities guarantee, if and to the extent Cox Trust has funds available for the payment of the distributions.

      Rights Upon Dissolution. Upon any voluntary or involuntary dissolution of Cox Trust involving the liquidation of the junior subordinated debentures or other debt securities, the holders of the trust preferred securities will be entitled to receive the liquidation distribution in cash, out of assets of Cox Trust and after satisfaction of creditors of Cox Trust as provided by applicable law. If Cox becomes subject to any voluntary or involuntary liquidation or bankruptcy, the property trustee, as holder of the junior subordinated debentures or other debt securities, would be one of Cox’s junior subordinated creditors. The property trustee would be subordinated in right of payment to all of Cox’s senior indebtedness and subordinated indebtedness, but it would be entitled to receive payment in full of principal and interest before Cox’s stockholders receive payments or distributions. Cox is the guarantor under the preferred securities guarantee and pursuant to the junior subordinated debenture indenture, as borrower, has agreed to pay all costs, expenses and liabilities of Cox Trust other than Cox Trust’s obligations to the holders of the trust preferred securities. Accordingly, in the event of Cox’s liquidation or bankruptcy the positions of a holder of trust preferred securities and of a holder of junior subordinated debentures or other debt securities are expected to be substantially the same relative to Cox’s other creditors and to Cox’s stockholders.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

      Cox may issue stock purchase contracts, representing contracts obligating holders to purchase from Cox and Cox to sell to the holders, a specified number of shares of Class A common stock at a future date or dates. The price per share of Class A common stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as a part of units, which are referred to as stock purchase units, consisting of a stock purchase contract and, as security for the holder’s obligations to purchase the Class A common stock under stock purchase contracts, either:

•	senior debt securities, subordinated debt securities or junior subordinated debt securities of Cox;

•	debt obligations of third parties, including U.S. Treasury securities; or

•	preferred securities of Cox Trust.

      The stock purchase contracts may require Cox to make periodic payments to the holders of the stock purchase units or vice versa, and such payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations thereunder in a specified manner and in certain circumstances Cox may deliver newly issued prepaid stock purchase contracts, which are referred to as prepaid securities, upon release to a holder of any collateral securing such holder’s obligations under the original stock purchase contract.

      The applicable prospectus supplement will describe the terms of any stock purchase contracts or stock purchase units and, if applicable, prepaid securities. The description in the prospectus supplement will not purport to be complete and will be qualified in its entirety by reference to the stock purchase contracts, the collateral arrangements and depositary arrangements, if applicable, relating to such stock purchase contracts or stock purchase units and, if applicable, the prepaid securities and the document pursuant to which such prepaid securities will be issued.

DESCRIPTION OF RIGHTS TO PURCHASE CLASS A COMMON STOCK,

PREFERRED STOCK OR DEBT SECURITIES

      Cox may issue rights to its stockholders to purchase Class A common stock, preferred stock or debt securities. Each series of rights will be issued under a separate rights agreement to be entered into between us and a bank or trust company, as rights agent. The rights agent will act solely as our agent in connection with the certificates relating to the rights of the series of certificates and will not assume any obligation or relationship of agency or trust for or with any holders of rights certificates or beneficial owners of rights.

      The prospectus supplement will provide the terms of the rights to be issued, including:

•	the date for determining the stockholders entitled to the rights distribution;

•	the securities for which the rights are exercisable;

•	the aggregate number or amount of securities purchasable upon exercise of the rights;

•	the exercise price;

•	the aggregate number of rights being issued;

•	the date, if any, on and after which the rights may be transferable separately;

•	the date on which the right to exercise the rights will commence and the date on which the right will expire;

•	if applicable, a discussion of the material United States federal income tax considerations applicable to the issuance or exercise of the rights; and

•	any other terms of the rights, including terms, procedures and limitations relating to the distribution, exchange and exercise of the rights.

      In addition, in the case of rights to purchase debt securities, the prospectus supplement will provide:

•	the designation, aggregate principal amount and terms of the debt securities purchasable upon exercise of the debt rights, and the procedures and conditions relating to the exercise of the debt rights;

•	the designation and terms of any related debt securities with which the debt rights are issued, and the number of the debt rights issued with each security; and

•	the principal amount of debt securities purchasable upon exercise of each debt right, and the price at which the principal amount of the debt securities may be purchased upon exercise.

Exercise of Rights

      Each right will entitle the holder of rights to purchase for cash the number of shares of Class A common stock or preferred stock or the principal amount of debt securities at the exercise price as shall be set forth in the prospectus supplement relating to the rights being offered. Rights may be exercised at any time up to the close of business on the expiration date for the rights set forth in the applicable prospectus supplement. After the close of business on the expiration date, all unexercised rights will be void.

      Rights may be exercised as set forth in the applicable prospectus supplement relating to the rights being offered. Upon receipt of payment and the rights certificate properly completed and duly executed at the corporate trust office of the rights agent or any other office indicated in the prospectus supplement, Cox will, as soon as practicable, forward the Class A common stock, preferred stock or debt securities purchasable upon such exercise. In the event that not all of the rights issued in any rights offering are exercised, Cox may determine to offer any unsubscribed securities directly to persons other than stockholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby underwriting arrangements, as set forth in the applicable prospectus supplement.

PLAN OF DISTRIBUTION

      Cox and Cox Trust may sell the securities to one or more underwriters or dealers for public offering and sale by them, or they may sell the securities to investors directly or through agents. The accompanying prospectus supplement will identify any firms acting as underwriters, dealers or agents in connection with the offering and will set forth the terms of the offering and the method of distribution, including:

•	the purchase price of the securities and the proceeds to Cox or Cox Trust from the sale;

•	any underwriting discounts and other items constituting underwriters’ compensation;

•	any public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers;

•	place and time of delivery for the securities offered in the prospectus supplement; and

•	any securities exchange or market on which the securities offered in the prospectus supplement may be listed.

      Only those underwriters identified in such prospectus supplement are deemed to be underwriters in connection with the securities offered in the prospectus supplement.

      Cox and Cox Trust may offer and sell the securities from time to time in one or more transactions for cash at a fixed price or prices, which may be changed, or at prices determined as the prospectus supplement specifies or for services performed or assets in transactions that do not constitute business combination transactions. We may sell securities through a rights offering, forward contracts or similar arrangements. In connection with the sale of the securities, underwriters, dealers or agents may be deemed to have received compensation from Cox in the form of underwriting discounts or commissions and also may receive commissions from securities purchasers for whom they may act as agent. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent. Some of the underwriters, dealers or agents who participate in the securities distribution may engage in other transactions with, and perform other services for, Cox and its subsidiaries in the ordinary course of business.

      Underwriters, dealers and agents participating in the securities distribution may be deemed to be underwriters, and any discounts and commissions they receive and any profit they realize on the resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended. Underwriters and their controlling persons, dealers and agents may be entitled, under agreements entered into with Cox and Cox Trust, to indemnification against and contribution toward specific civil liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

      Dow, Lohnes & Albertson, PLLC, of Washington, D.C., and Richards, Layton & Finger, P.A., of Wilmington, Delaware, will pass upon the validity of the securities offered in the prospectus supplement for Cox and Cox Trust, respectively. As of the date of this prospectus, attorneys of Dow, Lohnes & Albertson, PLLC hold in the aggregate less than one percent of the outstanding shares of Cox’s Class A common stock.

EXPERTS

      The consolidated financial statements of Cox incorporated in this prospectus by reference from Cox’s annual report on Form 10-K for the year ended December 31, 2002 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph related to the adoption of Statement of Financial Accounting Standards No. 142 and Statement of Financial Accounting Standards No. 133, as amended), which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

FORWARD-LOOKING STATEMENTS

      This prospectus, as well as information incorporated by reference into this prospectus, includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to a number of risks and uncertainties. Forward-looking statements include, but are not limited to, statements relating to our future plans, earnings, objectives, expectations, performance and similar projections, as well as any facts or assumptions underlying these statements or projections. Actual results and events could differ materially from those contemplated by these forward-looking statements as a result of various risks and uncertainties such as those risks described in our annual report on Form 10-K for the year ended December 31, 2002, and in our other filings with the SEC. In light of these risks and uncertainties, there can be no assurance that the results and events contemplated by the forward-looking statements contained or incorporated by reference in this prospectus will in fact transpire. You should not place undue reliance on these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements.

WHERE YOU CAN FIND MORE INFORMATION

      Cox is subject to the informational requirements of the Securities Exchange Act of 1934 and files reports, proxy statements and other information with the SEC. Cox’s SEC filings are available over the Internet at the SEC’s web site at http://www.sec.gov. You also may read and copy any document Cox files with the SEC at the SEC’s public reference rooms in Washington, D.C. (450 5th Street, N.W.), in New York and Chicago or obtain copies of such materials by mail. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms and their copy charges, as well as the Public Reference Section’s charges for mailing copies of the documents Cox has filed.

      You can also inspect and copy any of Cox’s SEC filings at the offices of the New York Stock Exchange, Inc., located at 20 Broad Street, New York, New York, 10005.

      You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized anyone else to provide you with different information. We are offering these securities only in states where the offer is permitted. You should not assume that the information in this prospectus or any prospectus supplement, or information contained in documents we previously filed with the SEC and incorporated by reference in this prospectus, is accurate as of any date other than the date on the front of those documents. Our business, financial condition, results of operations and prospects may have changed since that date.

INFORMATION INCORPORATED BY REFERENCE

      We incorporate by reference in this prospectus the following documents filed by us with the SEC:

•	Our annual report on Form 10-K for the year ended December 31, 2002, filed March 31, 2003;

•	Our amended annual report on Form 10-K/ A for the year ended December 31, 2002, filed April 18, 2003;

•	Our current report on Form 8-K, dated April 11, 2003 and filed April 17, 2003; and

•	Our definitive proxy statement for the 2003 annual meeting of stockholders, filed April 4, 2003.

      A description of our Class A common stock, par value $1.00 per share, appears in the section captioned “Description of Common Stock” contained in our registration statement on Form 8-A/ A filed pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended, on February 15, 2002. That description is also incorporated herein by reference.

      All documents that we will file with the SEC, under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus and prior to the termination of any offering of securities offered by this prospectus shall be deemed to be incorporated by reference in, and to be a part of, this prospectus from the date such documents are filed, other than any information furnished pursuant to Item 9 or Item 12 of Form 8-K or as otherwise permitted by SEC rules and regulations. Our SEC file number for documents filed under the Securities Exchange Act is 1-6590. We will provide, without charge, to any person who receives a copy of this prospectus and any accompanying prospectus supplement, upon such recipient’s written or oral request, a copy of any documents that this prospectus incorporates by reference, other than exhibits to such incorporated documents, unless such exhibits are specifically incorporated by reference in such incorporated document. Requests should be directed to:

Susan W. Coker

Treasurer
Cox Communications, Inc.
1400 Lake Hearn Drive
Atlanta, Georgia 30319
Telephone: (404) 843-5000

      Any statement contained in this prospectus or in a document incorporated in, or deemed to be incorporated by reference to, this prospectus shall be deemed to be modified or superseded, for purposes of this prospectus, to the extent that a statement contained in:

•	the prospectus;

•	any accompanying prospectus supplement; or

•	any other subsequently filed document which also is incorporated by reference in, or is deemed to be incorporated by reference to, this prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

      Cox has not included or incorporated by reference separate financial statements of Cox Trust into this prospectus. Cox does not consider such financial statements to be material to holders of the trust preferred securities of Cox Trust because:

•	all of the voting securities of Cox Trust will be owned, directly or indirectly, by Cox, a reporting company under the Securities Exchange Act of 1934, as amended;

•	Cox Trust is a special purpose entity, has no operating history, has no independent operations and is not engaged in, and does not propose to engage in, any activity other than issuing securities representing undivided beneficial interests in the assets of Cox Trust and investing the proceeds thereof in junior subordinated debentures or other debt securities issued by Cox; and

•	Cox’s obligations described in this prospectus and in any accompanying prospectus supplement under the declaration of trust of Cox Trust, the preferred securities guarantee issued by Cox with respect to the trust preferred securities issued by Cox Trust, the debt securities or junior subordinated debentures of Cox purchased by Cox Trust and the applicable indenture pursuant to which such debt securities or junior subordinated debentures are issued, taken together, constitute direct obligations of Cox and a full and unconditional guarantee of the trust preferred securities of Cox Trust.

$750,000,000

Cox Communications, Inc.

$250,000,000 3 7/8% Notes Due 2008

$500,000,000 5 1/2% Notes Due 2015

PROSPECTUS SUPPLEMENT

September 15, 2003

Joint Book-Running Managers

Banc of America Securities LLC

Citigroup

JPMorgan

Bank One Capital Markets, Inc

BNY Capital Markets, Inc.
Morgan Stanley

Dresdner Kleinwort Wasserstein

Fleet Securities, Inc.
Scotia Capital
Société Générale Securities Corporation
SunTrust Robinson Humphrey
Utendahl Capital Partners L.P.